                                                             EXHIBIT (a)(1)(v) -
                                          AMENDED AND RESTATED OFFER TO PURCHASE


                              AMENDED AND RESTATED
                    OFFER TO PURCHASE DATED DECEMBER 13, 2001
                                       FOR
                  ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            UGLY DUCKLING CORPORATION
                                       AT
                           AN INCREASED CASH PRICE OF
                               $3.53 NET PER SHARE
                                       BY
                              UDC ACQUISITION CORP.
                                 AN AFFILIATE OF
                               ERNEST C. GARCIA II

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., MOUNTAIN STANDARD TIME, ON JANUARY 16, 2002, UNLESS THE OFFER IS EXTENDED.

         A SPECIAL TRANSACTION COMMITTEE OF INDEPENDENT DIRECTORS OF UGLY DUCKLING'S BOARD OF DIRECTORS AND THE FULL BOARD OF DIRECTORS OF UGLY DUCKLING HAS UNANIMOUSLY DETERMINED THAT EACH OF THE AMENDED OFFER AND THE MERGER IS FAIR TO UGLY DUCKLING AND ITS STOCKHOLDERS (OTHER THAN THE BUYOUT GROUP), AND UGLY DUCKLING RECOMMENDS THAT STOCKHOLDERS ACCEPT THE AMENDED OFFER AND TENDER THEIR SHARES PURSUANT TO THE AMENDED OFFER.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         THIS OFFER IS SUBJECT TO CERTAIN TERMS AND CONDITIONS. SEE "INTRODUCTION" AND SECTIONS 1 AND 7.


            The date of the Offer to Purchase is November 26, 2001.

  The Offer to Purchase has been amended and restated as of December 13, 2001.

                                    IMPORTANT

IF YOU WISH TO TENDER ALL OR ANY PART OF YOUR SHARES, YOU SHOULD EITHER:

         (1)(A) COMPLETE AND SIGN AN AMENDED AND RESTATED LETTER OF TRANSMITTAL ACCORDING TO THE INSTRUCTIONS IN THE ENCLOSED AMENDED AND RESTATED LETTER OF TRANSMITTAL AND MAIL OR DELIVER IT, TOGETHER WITH ANY REQUIRED SIGNATURE GUARANTEE AND ANY OTHER REQUIRED DOCUMENTS, TO COMPUTERSHARE TRUST COMPANY, INC., THE DEPOSITARY FOR THE TENDER OFFER ("COMPUTERSHARE"), AND MAIL OR DELIVER THE CERTIFICATES FOR YOUR SHARES TO COMPUTERSHARE TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY THE AMENDED AND RESTATED LETTER OF TRANSMITTAL OR (B) TENDER THE SHARES ACCORDING TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER DESCRIBED IN SECTION 2 OF THE AMENDED AND RESTATED OFFER TO PURCHASE, OR

         (2) REQUEST A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO TENDER YOUR SHARES FOR YOU.

IF YOUR SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD CONTACT THAT PERSON IF YOU DESIRE TO TENDER YOUR SHARES. IF YOU DESIRE TO TENDER YOUR SHARES AND

         (1) YOUR CERTIFICATES FOR THE SHARES ARE NOT IMMEDIATELY AVAILABLE OR CANNOT BE DELIVERED TO COMPUTERSHARE, OR

         (2) YOU CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER, OR

         (3) YOUR OTHER REQUIRED DOCUMENTS CANNOT BE DELIVERED TO COMPUTERSHARE BY THE EXPIRATION OF THE TENDER OFFER,

YOU MUST TENDER YOUR SHARES ACCORDING TO THE GUARANTEED DELIVERY PROCEDURE DESCRIBED IN SECTION 2 OF THE OFFER TO PURCHASE.

QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO MORROW & CO., INC. (THE "INFORMATION AGENT"), AT ITS ADDRESS AND TELEPHONE NUMBERS SET FORTH IN SECTION 15 OF THIS OFFER TO PURCHASE. REQUESTS FOR ADDITIONAL COPIES OF THIS DOCUMENT, THE RELATED AMENDED AND RESTATED LETTER OF TRANSMITTAL OR THE NOTICE OF GUARANTEED DELIVERY MAY BE DIRECTED TO THE INFORMATION AGENT.

THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE ABSENCE OF CERTAIN CONDITIONS DESCRIBED IN SECTION 7 OF THIS OFFER TO PURCHASE.

                                      (i)

UDC ACQUISITION CORP. IS NOT MAKING ANY RECOMMENDATION TO YOU REGARDING WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. EACH OF YOU MUST MAKE YOUR OWN DECISION REGARDING WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY OF YOUR SHARES TO TENDER.

UDC ACQUISITION CORP. HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON ITS BEHALF REGARDING WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER. UDC ACQUISITION CORP. HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE AMENDED AND RESTATED LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR INFORMATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UDC ACQUISITION CORP.

         Questions and requests for assistance may be directed to the Information Agent at its respective address and telephone numbers set forth on the back cover of this Amended and Restated Offer to Purchase. Requests for additional copies of this Amended and Restated Offer to Purchase and the Amended and Restated Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                               SUMMARY TERM SHEET

         This summary highlights important and material information from this Amended and Restated Offer to Purchase but is intended to be an overview only. To fully understand the offer described in this document and for a more complete description of the terms of the offer described in this document, you should read carefully this entire document, the appendices to this Amended and Restated Offer to Purchase, documents incorporated by reference or otherwise referred to herein and the Amended and Restated Letter of Transmittal. Section references have been included to direct you to a more complete description of the topics contained in this summary.

     - UDC Acquisition Corp., a wholly owned subsidiary of UDC Holdings Corp., a Delaware corporation, which is majority owned by Mr. Garcia, has entered into a merger agreement with Ugly Duckling pursuant to which Mr. Garcia has amended his offer to acquire all of the common stock of Ugly Duckling by forming UDC Acquisition Corp. for the purpose of making and effecting the offer and to increase the purchase price in the offer to $3.53 per share. All stockholders whose Shares are validly tendered and not withdrawn and accepted for payment (including Shares tendered prior to the date of this Amended and Restated Offer to Purchase) will receive the increased price. See the Introduction and Section 1 of this Amended and Restated Offer to Purchase.

     - UDC Acquisition Corp. is a wholly owned subsidiary of UDC Holdings Corp., which is 90% owned by Mr. Garcia and 10% owned by Mr. Sullivan. Mr. Garcia is the Chairman, founder and majority stockholder of Ugly Duckling. Mr. Sullivan is the President and Chief Executive Officer of Ugly Duckling. UDC Acquisition Corp. and UDC Holdings


                                      (ii)

          Corp., each of which were formed to effect the amended offer and the merger, are controlled by Mr. Garcia.

     - The Buyout Group (which consists of UDC Holdings Corp., UDC Acquisition Corp., Mr. Garcia, and Mr. Sullivan) believes that the Amended and Restated Offer to Purchase is fair to the unaffiliated holders of Common Stock. This belief, however, should not be construed as a recommendation as to whether or not you should tender your Shares. A special transaction committee of independent directors of Ugly Duckling, which was given the responsibility to evaluate UDC Acquisition Corp.'s tender offer, has determined that Ugly Duckling will recommend that you tender your shares in the amended offer. The Board of Directors of Ugly Duckling has similarly determined that Ugly Duckling will recommend that you tender your shares in the amended offer.

     - The expiration date of the amended offer has been changed to 5:00 p.m., Mountain Standard Time, on January 16, 2002, unless such date is extended. See Section 1 of this Amended and Restated Offer to Purchase.

     - The amended offer is subject to the amended conditions described in this Amended and Restated Offer to Purchase, which are significantly more limited than the conditions contained in the original Offer to Purchase that you received. See Section 7 of this Amended and Restated Offer to Purchase.

     - This is a "going private" transaction. If the tender offer is completed, the Buyout Group intends to cause Ugly Duckling to merge with UDC Acquisition Corp. or an affiliate of UDC Acquisition Corp. and as a result:

            o UDC Holdings Corp. will own all of the equity interests in Ugly Duckling, and Ugly Duckling will become a wholly owned subsidiary of UDC Holdings Corp.;

            o You will no longer have any interest in Ugly Duckling's future earnings or growth;

            o   Ugly Duckling will no longer be a public company; and

            o Ugly Duckling common stock will no longer trade on the Nasdaq National Market.

See "Special Factors - Certain Effects of the Offer" beginning on page 3.

     - If the amended offer is completed, the Buyout Group intends to cause UDC Acquisition Corp. or another affiliate of UDC Acquisition Corp. to merge with and into Ugly Duckling. The consideration paid in a subsequent merger will be the same consideration as is paid in the amended offer. See the Introduction and Section 6 of this Amended and Restated Offer to Purchase.

     - Stockholders who sell their shares in the amended offer will, if the amended offer is completed, receive cash for their shares sooner than stockholders who wait for the merger, but stockholders who tender will not be entitled to a judicial appraisal of the fair


                                     (iii)
          value of their shares under Delaware law, and any stockholder who does not tender their shares and who properly dissents from the merger may exercise such appraisal rights. See "Special Factors" of this Amended and Restated Offer to Purchase.

         The consummation of the merger following the amended offer is contingent upon certain conditions, as described below under the heading "The Merger Agreement." Specifically, the merger is conditioned upon the following material conditions:

     - The holders of a majority of the shares, or 2,385,875 shares, as of the date of the merger agreement (excluding shares owned by the members of the Buyout Group) must have either (i) validly tendered and not withdrawn the shares pursuant to the amended offer or (ii) if submitted to stockholders for their approval, voted in favor of the merger. After the completion of the amended offer, the Buyout Group will announce the results of the amended offer and whether such condition has been satisfied. Stockholders will not be able to withdraw their tendered shares after the expiration of the offer period whether or not such condition has been satisfied. Therefore, stockholders who tender their shares cannot be certain that the subsequent merger will be effected at the time they tender their shares even if the amended offer is consummated.

     - The board of directors and the special transaction committee must not have withheld or withdrawn and shall not have modified or amended in a manner adverse to UDC Acquisition Corp., the approval, adoption or recommendation of the merger or the merger agreement.

     -    The settlement of the pending shareholder litigation described in
          Section 14 of this Amended and Restated Offer to Purchase must have received final court approval and been dismissed with prejudice.

         If any of these conditions are not satisfied, UDC Acquisition Corp. would not be obligated to consummate the merger. If UDC Acquisition Corp. decides not to consummate the merger and you did not tender your shares during the amended offer period, you would face the following risks as a minority shareholder in Ugly Duckling:

            - Your shares will remain outstanding after the expiration of the amended offer. You may not have another opportunity or right to tender your shares to UDC Acquisition pursuant to the terms of the offer.

            - You will not be entitled to any appraisal or dissenter's rights under the General Corporation Law of the State of Delaware that may arise as a result of the merger.

            - If a sufficient number of holders of common stock tender shares pursuant to the offer, Mr. Garcia will be able cause the deregistration of the common stock and terminate Ugly Duckling's reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including its obligation to file annual and other periodic reports with the Securities and Exchange Commission or to provide the type of going-private disclosures contained in this Tender Offer Statement and Rule 13e-3 Transaction Statement.


                                      (iv)

            - The termination of the registration of shares of the Ugly Duckling's common stock under the Exchange Act would substantially reduce the information required to be furnished to you as a holder of Ugly Duckling's common stock, and would make certain provision of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a detailed proxy statement in connection with stockholders' meetings pursuant to Section 14(a), no longer applicable to your shares. Furthermore, "affiliates" of Ugly Duckling and persons holding "restricted securities" of Ugly Duckling may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act.

            - If registration of Ugly Duckling's shares under the Exchange Act were terminated, the shares would no longer be "margin securities" or eligible for listing on the Nasdaq National Market. If the shares no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations, they could no longer be used as collateral for Purpose Loans made by brokers.

            - If Ugly Duckling's shares are delisted, you will face an unpredictable market for your shares and the possibility that the market price of your shares will be less than the purchase price.

            - You will hold stock in a company in which virtually all control is held by Mr. Garcia, who will be in a position to determine all major policy and business decisions of Ugly Duckling.


WHAT IS THE TENDER OFFER?

            - UDC Acquisition Corp. is offering to purchase all of the outstanding shares of Common Stock of Ugly Duckling (excluding shares owned by the Buyout Group) for net cash at a price per share equal to $3.53 upon specified terms and subject to conditions as set forth in the tender offer documents, as amended.

            - The amended offer is the first step in UDC Acquisition Corp.'s plan to acquire all of the outstanding shares of Ugly Duckling. If the amended offer is completed, UDC Acquisition Corp. intends to acquire any remaining shares of Ugly Duckling not acquired in the tender offer for $3.53 per share in cash in a subsequent merger.

WHO OWNS UDC ACQUISITION CORP.?

            - UDC Acquisition Corp. is a wholly owned subsidiary of UDC Holdings Corp., a Delaware corporation, which is majority owned by Mr. Garcia, the founder, Chairman of the Board of Directors and majority stockholder in Ugly Duckling Corporation. UDC Holdings Corp. is owned 90% by Mr. Garcia and 10% by Greg Sullivan, President and Chief Executive Officer of Ugly Duckling Corporation. It is anticipated that any shares of Ugly Duckling common stock held by Mr. Garcia or Mr. Sullivan will be transferred to UDC Acquisition Corp. prior to effecting the amended offer. See Section 5 of this Amended and Restated Offer to Purchase.


                                      (v)

WHAT IS THE PURPOSE OF THIS TENDER OFFER?

            - The purpose of the tender offer, as amended, and the proposed subsequent merger is to acquire the entire equity interest in Ugly Duckling.

WHY IS THE TENDER OFFER BEING AMENDED?

            - Under the amended offer, UDC Acquisition Corp. is increasing the offer to purchase your shares of Common Stock from $2.51 per share to $3.53 per share. This price represents a 42% premium to the closing price of your shares on November 15, 2001, the last trading day prior to the public announcement of Mr. Garcia's intent to commence the original tender offer.


DOES UGLY DUCKLING RECOMMEND THAT I TENDER MY SHARES IN THE AMENDED OFFER?

            - Yes, based on the determination by a Special Transaction Committee of Independent Directors of Ugly Duckling's Board of Directors and the determination by its full Board of Directors, Ugly Duckling has recommended that you tender your shares in the amended offer.

IF I ALREADY TENDERED MY SHARES IN THE ORIGINAL OFFER, DO I HAVE TO DO ANYTHING NOW?

            - No, stockholders do not have to take any action regarding any shares previously validly tendered and not withdrawn. If the amended offer is completed, these shares will be accepted for payment and such stockholders will receive the increased price of $3.53 per share.

HAS THE EXPIRATION DATE OF THE OFFER BEEN CHANGED?

            - Yes, the expiration date of the amended offer is 5:00 p.m., Mountain Standard Time, on January 16, 2002.

MAY THE OFFER BE EXTENDED?

            UDC Acquisition Corp. may, in its sole discretion, or as required by the rules of the SEC, extend the period of time the amended offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the offer otherwise would have expired. The merger agreement between Ugly Duckling and the Buyout Group sets forth certain restrictions on the ability of UDC Acquisition Corp. to extend the expiration date, including a limitation on the ability to extend the Expiration Date more than 20 business days, in the aggregate, beyond the initial Expiration Date.

            - See Section 1 of this Amended and Restated Offer to Purchase for details.


                                      (vi)

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

            - UDC Acquisition Corp. may also elect to provide a "subsequent offering period" of up to 20 business days. A subsequent offering period, if one is provided, will be an additional opportunity for stockholders to tender, but not withdraw, their shares and receive the offer consideration for such shares promptly after they are tendered. See Section 1 of this Amended and Restated Offer to Purchase for details.

WHAT IS THE PRICE PER SHARE OF COMMON STOCK AS OF A RECENT DATE?

            The closing price for shares of Ugly Duckling common stock was:

            - $2.49 per share on November 15, 2001, the last trading day before the announcement of the initial tender offer, and

            - $______ per share on December ___, 2001, the last full trading day before the printing of these materials.

            - The trailing 20 trading day average closing price for shares of Ugly Duckling common stock was $2.24 per share as of November 15, 2001, the last trading day before the announcement of the initial tender offer.

            Before deciding whether to tender, you should obtain a current market quotation for the shares. See Section 9 of this Amended and Restated Offer to Purchase.

WILL THE PRICE PER SHARE BE HIGHER OR LOWER THAN THE PURCHASE PRICE ON THE EXPIRATION DATE?

            - No one can accurately predict the price per share of Common Stock at a future date.

HOW DO I TENDER MY SHARES?

            -   To tender your shares, you must do one of the following:

            (a) If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Amended and Restated Letter of Transmittal and send it with your stock certificate(s) to Computershare Trust Company, Inc., or follow the procedures described in this Amended and Restated Offer to Purchase for book-entry transfer under the heading "The Offer - Procedures for Tendering Shares." These materials must reach Computershare before the tender offer expires. Detailed instructions are contained in the Amended and Restated Letter of Transmittal and under the heading "The Offer - Procedures for Tendering Shares" below.

            (b) If you are a record holder, but your stock certificate is not available, or you cannot deliver it to Computershare before the offer expires, you may be able to tender your shares using the Notice of Guaranteed Delivery, which was previously delivered to you. Please call Morrow & Co., Inc., at one of the numbers set forth on the back of this Amended and Restated Offer to Purchase.


                                     (vii)

            (c) If you hold your shares through a broker, bank or other nominee, you should contact your nominee and instruct them to tender your shares. See "The Offer - Procedures for Tendering Shares".

MAY I WITHDRAW MY SHARES AFTER I HAVE TENDERED THEM AND, IF SO, BY WHEN?

            - Yes, you may withdraw your tendered shares at any time prior to 5:00 p.m., Mountain Standard Time, on January 16, 2002 (or if the amended offer is extended, at any time prior to 5:00 p.m., Mountain Standard Time, on the new expiration date). In addition, if shares tendered have not then been accepted for payment, you may withdraw your tendered shares at any time after January 24, 2002. See Section 3 of this Amended and Restated Offer to Purchase for details.

HOW DO I WITHDRAW TENDERED SHARES?

            - A written notice of withdrawal of tendered shares must be timely received by Computershare Trust Company, Inc., which specifies the name of the stockholder who tendered the shares, the number of shares being withdrawn (which must be all of the shares tendered) and, as regards share certificates which represent tendered shares that have been delivered or otherwise identified to Computershare Trust Company, Inc., the name of the registered owner of such shares if different than the person who tendered the shares. See Section 3 of this Amended and Restated Offer to Purchase for details.

MAY I PLACE ANY CONDITIONS ON MY TENDER OF SHARES?

            -   No.

DOES UDC ACQUISITION CORP. HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

            - Yes. Mr. Garcia will assure that UDC Acquisition Corp. has the financial reserves to fund the amended offer described in this document with borrowings and available cash. Mr. Garcia has agreed to loan necessary funds to UDC Holdings Corp. and UDC Holdings Corp. will contribute to UDC Acquisition Corp. the funds necessary to effect the tender offer, as amended, and subsequent merger. See Section 8 of this Amended and Restated Offer to Purchase for details.

IF SHARES I TENDER ARE ACCEPTED, WHEN WILL PAYMENT BE MADE?

            - If tendered shares are accepted by the Purchaser, payment will be made promptly following the Expiration Date, which it is currently contemplated will be made on or about January 23, 2002. Tendering shareholders will be required to surrender certificates representing tendered Shares and provide appropriate transmittal documentation. See Section 4 of this Amended and Restated Offer to Purchase for details.


                                     (viii)

IS MY SALE OF SHARES IN THE TENDER OFFER A TAXABLE TRANSACTION?

            - For most stockholders, yes. All U.S. stockholders (other than tax-exempt stockholders) who sell shares in the tender offer are expected to recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the shares sold and their adjusted basis in the shares. The sale date of the amended tender offer for tax purposes will be the date UDC Acquisition Corp. accepts shares for purchase. It is strongly recommended that you consult your tax advisor. See
                Section 11 of this Amended and Restated Offer to Purchase for details.

IS THERE ANY REASON SHARES TENDERED WOULD NOT BE ACCEPTED?

            - In addition to those circumstances described in Section 7 in which UDC Acquisition Corp. is not required to accept tendered shares, UDC Acquisition Corp. has reserved the right to reject any and all tenders determined by UDC Acquisition Corp. not to be in appropriate form. Tenders will be rejected if they do not include original signature(s) or the original of any required signature guarantee(s).

HOW WILL TENDERED SHARES BE ACCEPTED FOR PAYMENT?

            - Properly tendered shares will be accepted for payment by a determination of UDC Acquisition Corp. followed by notice of acceptance to Computershare Trust Company, Inc., which is thereafter to make payment as directed by UDC Acquisition Corp. with funds to be deposited with it by UDC Acquisition Corp. See Sections 1 and 4 of this Amended and Restated Offer to Purchase for details.

WHAT ACTION NEED I TAKE IF I DECIDE NOT TO TENDER MY SHARES?

            -   None.


WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE AMENDED OFFER?

            - If you have questions or you need assistance, you should contact the Information Agent at the following address and telephone number:






                                      (ix)

                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                           Call Collect (212) 754-8000
                 Banks and Brokerage Firms Call: (800) 654-2468
                    Stockholders Please Call: (800) 607-0088
                         E-mail: UGLY.INFO@morrowco.com

PLEASE READ THIS AMENDED AND RESTATED OFFER TO PURCHASE AND THE RELATED AMENDED AND RESTATED LETTER OF TRANSMITTAL BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE AMENDED OFFER.












                                      (x)

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
SUMMARY TERM SHEET .......................................................   ii

INTRODUCTION .............................................................    1

SPECIAL FACTORS ..........................................................    3

         Section 1.  Offer to Purchase and Purchase Price; Expiration
                     Date; Determination of Purchase Price ...............   19

         Section 2.  Procedures for Tendering Shares .....................   22

         Section 3.  Withdrawal Rights ...................................   26

         Section 4.  Purchase of Shares; Payment of Purchase Price .......   27

         Section 5.  Identity and Background of Offeror ..................   28

         Section 6.  The Merger Agreement ................................   30

         Section 7.  Certain Conditions of the Amended Offer .............   38

         Section 8.  Source and Amount of Funds ..........................   40

         Section 9.  Certain Information About the Company ...............   41

         Section 10. Certain Transactions with Affiliates; Involvement
                     in Certain Legal Proceedings ........................   43

         Section 11. Certain Federal Income Tax Consequences .............   45

         Section 12. Transactions and Arrangements Concerning Shares .....   47

         Section 13. Fees and Expenses ...................................   48

         Section 14. Certain Legal Matters ...............................   49

         Section 15. Address; Miscellaneous ..............................   51

                                  INTRODUCTION

         The following information amends and restates the Offer to Purchase, dated November 26, 2001 (the "Original Offer") of Ernest C. Garcia II, pursuant to which, among other things, UDC Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of UDC Holdings Corp., a Delaware corporation ("UDC Holdings") and majority owned by Mr. Garcia replaces Mr. Garcia as the offeror for all of the outstanding shares of common stock, $.001 par value per share (the "Common Stock"), of Ugly Duckling Corporation, a Delaware corporation (the "Company") at the increased price of $3.53 per Share (the "Purchase Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Amended and Restated Offer to Purchase and in the related Amended and Restated Letter of Transmittal (together, the "Amended Offer"). The term "Offer" includes the Original Offer, the Amended Offer and any subsequent offering period, as described in Section 1. "Share" or "Shares," refers to the shares of Common Stock of the Company. The term "Buyout Group" refers to the Purchaser, UDC Holdings, Mr. Garcia and Gregory B. Sullivan.

A SPECIAL TRANSACTION COMMITTEE OF INDEPENDENT DIRECTORS OF THE COMPANY'S BOARD OF DIRECTORS AND THE ENTIRE BOARD OF DIRECTORS HAVE UNANIMOUSLY DETERMINED THAT EACH OF THE AMENDED OFFER AND THE MERGER IS FAIR TO THE COMPANY AND ITS STOCKHOLDERS (OTHER THAN THE BUYOUT GROUP), AND THE COMPANY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE AMENDED OFFER AND TENDER THEIR SHARES PURSUANT TO THE AMENDED OFFER.

         The Offer is conditioned upon, among other things, the absence of certain adverse conditions described in Section 7, "Certain Conditions of the Offer." The Shares are traded on the Nasdaq National Market under the symbol "UGLY."

         Subject to the conditions set forth in the Offer, the Purchaser is offering to purchase all the outstanding Shares which are tendered and received by the Purchaser by, and not withdrawn prior to, 5:00 p.m., Mountain Standard Time, on January 16, 2002, subject to any extension of the Offer by the Purchaser (the "Expiration Date").

         Although the Letter of Transmittal previously circulated with the Offer to Purchase only refers to the Original Offer, stockholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the Amended Offer and will receive the increased Purchase Price per Share described in this Amended and Restated Offer to Purchase if Shares are accepted for payment and paid for by the Purchaser pursuant to the Amended Offer.

SHARES PREVIOUSLY VALIDLY TENDERED AND NOT WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THE AMENDED OFFER. SUCH STOCKHOLDERS ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THE INCREASED PURCHASE PRICE OF $3.53 PER SHARE IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY THE PURCHASER PURSUANT TO THE AMENDED OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH

PROCEDURE WAS UTILIZED. SEE SECTION 3 OF THIS AMENDED AND RESTATED OFFER TO PURCHASE FOR THE PROCEDURES FOR WITHDRAWING SHARES TENDERED PURSUANT TO THE AMENDED OFFER. IF YOU HAVE NOT ALREADY TENDERED YOUR SHARES, PLEASE DISREGARD THE MATERIALS PREVIOUSLY DELIVERED TO YOU AND USE THE MATERIALS CONTAINED WITH THIS AMENDED AND RESTATED OFFER TO PURCHASE.

         PURPOSE OF THE AMENDED OFFER; THE MERGER. The purpose of the Amended Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. The Company, the Purchaser, UDC Holdings, Mr. Garcia and Mr. Sullivan have entered into an Agreement and Plan of Merger, dated as of December 10, 2001 (the "Merger Agreement"), which provides for, among other things, (i) an increase in the price per Share to be paid pursuant to this Amended Offer from $2.51 per Share to $3.53 per Share, net to the seller in cash, (ii) the amendment and restatement of the conditions to this Amended Offer as set forth in their entirety in Section 7 of this Amended and Restated Offer to Purchase and (iii) the merger of the Purchaser (or another direct or indirect affiliate of Mr. Garcia) with and into the Company (the "Merger") as promptly as is practicable following the consummation of the Offer. In the Merger, each outstanding Share (other than (a) any Shares held in the treasury of the Company or held by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holders of those Shares, will be canceled and retired and will cease to exist with no payment being made with respect thereto and (b) Shares held by a holder who has not voted in favor of the Merger and who has demanded appraisal for those Shares in accordance with the Delaware General Corporation Law "DGCL") will be converted into the right to receive $3.53, net in cash, or any higher price that may be paid in the Offer, without interest (the "Merger Consideration").

         For any Shares that you tender but the Purchaser does not purchase due to an improper tender, in its sole discretion, a book entry will be made on the Company's books to reflect your ownership of the Shares not purchased by the Purchaser. The certificates representing any unpurchased Shares will be returned to you or the person you specify in your tendering documents.

         If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. We will pay all fees and expenses of Computershare Trust Company, Inc. ("Computershare"), which is acting as the depository, and Morrow & Co., Inc. ("Information Agent"), which is acting as information agent, incurred in connection with the Offer.

         All of the Shares that the Purchaser purchases pursuant to the Offer will be deemed to have been purchased as of the date the Purchaser accepts tendered Shares. If you accept the Amended Offer and tender Shares, you will receive the net Purchase Price. You will not be entitled to receive any cash dividends or other distributions declared and payable after the Expiration Date on any Shares tendered and accepted by the Purchaser.

         The tender and acceptance of a Share will be treated as a sale of the Share for federal and most state income tax purposes, which will result in your recognizing gain or loss for income tax purposes. The Purchaser urges you to review carefully all the information contained in or referred to in this Offer including, without limitation, the information presented in Section 11, "Certain Federal Income Tax Consequences."

         As of November 14, 2001, Mr. Garcia owned 7,482,200 Shares (including the right to acquire 40,000 Shares under presently exercisable stock options), and Mr. Sullivan owned 450,800 Shares (including the right to acquire 391,000 Shares under presently exercisable stock options), representing approximately 61% and 3.7%, respectively, of the Company's 12,273,749 outstanding Shares of Common Stock. Mr. Garcia and Mr. Sullivan are the stockholders of UDC Holdings Corp. which is the sole stockholder of the Purchaser. The Purchaser is making this Offer to all holders of Common Stock not owned by the Buyout Group. Assuming the Offer is fully subscribed, the Purchaser will own, after the Offer and after giving effect to the contemplated contribution of Common Stock to the Purchaser by Mr. Garcia and Mr. Sullivan, all of the Company's outstanding Shares.

         The Company has advised the Purchaser and Mr. Garcia that, after reasonable inquiry, each member of the Board of Directors of the Company (other than Mr. Garcia and Mr. Sullivan) and each of the Company's executive officers (other than Mr. Sullivan), who collectively own approximately 167,553 Shares (not including Shares issuable upon exercise of vested options, all of which have an exercise price in excess of $3.53 per Share) which represents approximately 1.4% of the outstanding Shares, currently intends to tender all Shares owned by such persons pursuant to the Amended Offer, except to the extent of any restrictions created by Section 16(b) of the Exchange Act.

THIS AMENDED OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH THE BUYOUT GROUP MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

THIS AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED AMENDED AND RESTATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE AMENDED OFFER.

                                 SPECIAL FACTORS

BACKGROUND OF THE OFFER

         In October 2000, Mr. Garcia made a proposal to the Board of Directors of the Company to merge the Company with a to-be-formed entity beneficially owned by Mr. Garcia. As part of the proposed merger, each stockholder other than Mr. Garcia would have received $2.50 in cash and $6.00 in subordinated debt per share of Common Stock. The Board appointed a Special Committee composed of two independent directors to consider and evaluate the proposal and the Special Committee retained its own legal counsel. After discussions with the Board of Directors of the Company and the Special Committee, Mr. Garcia withdrew the proposal on October 27, 2000.

         After withdrawing the initial merger proposal, Mr. Garcia approached the officers and directors of the Company regarding the possibility of a modified acquisition proposal by Mr. Garcia, or an entity beneficially owned by Mr. Garcia. Mr. Garcia submitted a written merger proposal to the Board of Directors in April 2001. As part of the proposed merger, each stockholder other than Mr. Garcia would have received $2.00 in cash and $5.00 in subordinated debt per share of Common Stock. The subordinated debt was proposed to have a 10-year term, interest payable at 10% and interest only payments semi-annually until maturity. The proposal also included an option for Gregory B. Sullivan, president and chief executive officer of the Company, to acquire a 20% equity interest in the to-be-formed entity.

         The Board appointed a Special Committee composed of two independent directors to consider and evaluate the proposal. The Special Committee retained an investment banker and its own legal counsel. The Special Committee sought offers from third parties for alternative transactions, but did not receive any proposals. The Special Committee and Mr. Garcia negotiated various terms of the proposal, including the purchase price per share. As a result of the negotiations, Mr. Garcia proposed an increased merger consideration of $7.50 per share, composed of $2.00 cash and $5.50 in principal amount of subordinated debentures maturing in 10 years. The proposed modification also provided for Mr. Sullivan to acquire a 10% ownership interest in Mr. Garcia's to-be-formed entity before the effective time of the merger (rather than an option to acquire a 20% interest after the merger), such that, after giving effect to the merger, Mr. Garcia and Mr. Sullivan would be the only stockholders of the Company. In addition, the terms of the notes were modified to provide for a mandatory redemption provision. In addition, a legal proceeding was commenced by certain stockholders in connection with Mr. Garcia's proposed merger transaction. See
Section 15 of this Amended and Restated Offer to Purchase. The negotiations with the plaintiff stockholders' counsel involved proposals for changes in the terms of the merger consideration offered by Mr. Garcia. No agreement was reached between Mr. Garcia and plaintiff's counsel on such terms at this time.

         After the tragic events occurring on September 11, 2001, Mr. Garcia withdrew his merger proposal citing such events and the resulting uncertainty of the economy.

         In November 2001, Mr. Garcia informed the Board of Directors that he intended to commence the Original Offer. Shortly thereafter, the Board of Directors established the Special Transaction Committee composed of four independent directors (the "Special Transaction Committee"), which was authorized and directed to review and consider the terms of the Original Offer and make a recommendation to the Board regarding the position the Board should take with respect to the Original Offer. The Special Transaction Committee retained an investment banker and its own legal counsel. Mr. Garcia commenced the Original Offer on November 26, 2001. After Mr. Garcia's announcement of his intent to commence the Offer, the stockholders involved in the legal proceeding previously filed amended their complaint to address the Offer. The amended complaint sought, among other things, to enjoin the Offer. In late November 2001, Mr. Garcia and his legal advisors had discussions with counsel for plaintiffs, which covered certain topics, including the financial condition of the Company, the class action lawsuit and the derivative claims based upon earlier transactions. The discussions eventually focused on the potential for settling the litigation. Subsequently, Mr. Garcia and certain of his legal advisors negotiated with counsel for plaintiffs and, after numerous discussions, reached an arm's-length agreement in principle. See Section 14 of this Amended and Restated Offer to Purchase.

         On December 5, 2001, Mr. Garcia presented to the Board of Directors and the Special Transaction Committee a proposal to modify the terms and structure of the Original Offer. On December 6, 2001, the Special Transaction Committee met and determined that it was unable to take a position on the Original Offer because it was engaged in discussions with Mr. Garcia regarding the proposed terms and structure and there was a possibility of an increase in the Original Offer price and/or a negotiated transaction between the Company and Mr. Garcia.

         The timing of the Buyout Group's decision to proceed with the Offer is primarily attributable to the Buyout Group's (and, in particular, Mr. Garcia's) ongoing desire to acquire the outstanding Common Stock of the Company. Mr. Garcia has been interested in taking the Company private, as evidenced by his purchases of additional shares of Common Stock in 2000 and 2001, as disclosed in his Schedule 13D filings, and his prior merger proposals in October 2000, April 2001 and the current Offer. Mr. Garcia withdrew his offer after the September 11th attacks and the resulting economic downturn and uncertainty. Since that time, Mr. Garcia has had an opportunity to evaluate the downturn, the affect of the downturn and uncertainty on the Company and its business, the stock market in general and the market's response to the downturn and the Company's stock price. Based upon his analysis of all of these factors, Mr. Garcia determined to pursue the Offer. Mr. Garcia renewed his efforts to seek to acquire the Company, despite withdrawing from the prior proposals, because of the opportunity created by substantial reductions in the market price of the Company's Common Stock.

         The offer price for the current Offer is significantly lower that Mr. Garcia's prior merger proposals made in October 2000 and April 2001 for the following reasons:

            - Since the two prior offers were made by Mr. Garcia, there has been a substantial decline in the market price of the Company's Common Stock. As is the case in the current Offer, the prices offered in the two prior merger proposals represented premiums to the then current market prices. The proposal made in October 2000 for $8.50 represented an approximately 50% premium over the then market price. The highest reported closing price in the fourth quarter of fiscal 2000 was $5.88. The proposal made in April 2001 for $7.00 represented an approximately 100% premium over the then market price. The highest reported closing price for the second quarter of fiscal 2001 was $4.90. Similarly, the $3.53 per Share price in the current Offer represents a 42% premium to the closing price on November 15, 2001, the last trading day prior to the public announcement of Mr. Garcia's intent to commence the Offer.

            - The two prior proposals provided for a majority of the offer price to be paid in subordinated notes ($6.50 of the $8.50 offer price in the first offer and $5.00 of the $7.00 offer price in the second offer). The present Offer consists entirely of cash. Accordingly, the Buyout Group believes that the all-cash terms of the current Offer justifies a lower premium to market than that offered in the two prior offers and is substantially equivalent to those offers.

            - The Company reported a substantial loss in the third quarter of fiscal 2001, disclosed in its public filings that additional provisions for loan losses may have to be recognized in the fourth quarter of fiscal 2001 and reported a substantial decline in vehicles sold. The Company specifically reported a loss of $.56 per share for the third quarter of fiscal 2001. In light of the current economic uncertainty, particularly following the September 11th terrorist attacks, and the Company's recent operating performance, a reduced offer price reflects this greater uncertainty about the future prospects and value of the Company.

            - The lowest price ever for the Company's Common Stock ($2.00) occurred in the fourth quarter of fiscal 2001, after Mr. Garcia withdrew his prior proposal in late September following the September 11th terrorist attacks.


PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

         The Purchaser is an entity created by Mr. Garcia to effect the acquisition of all the outstanding equity of the Company. The Purchaser is making the Offer for the purpose of acquiring all of the outstanding Shares of Common Stock not owned by the Buyout Group. The Buyout Group reached its decision to acquire the remaining equity interest in the Company based upon the belief that:

            - The Company's management will enjoy greater flexibility in making decisions to engage in or pursue future transactions and manage the Company's business due to the elimination of minority shareholders and the fiduciary duties attendant to such shareholders. As of the date of this Amended and Restated Offer to Purchase, however, the Buyout Group does not have any specific transaction it is considering or that it intends to pursue following the consummation of this Offer.

            - The Offer and the subsequent Merger will enable the Company to resolve existing litigation involving a class action and derivative suit as further detailed in that certain Memorandum of Understanding dated December 9, 2001.

            - The Company will achieve anticipated cost savings through the delisting of its Common Stock from the Nasdaq National Market and the Securities Exchange Act, including:

                  (i) the elimination of the continued listing and compliance obligations under the Nasdaq National Market;

                  (ii) the elimination of public reporting obligations under the Securities Exchange Act with respect to its Common Stock;

                  (iii)    the elimination of the transfer agent fees and costs;
                  and

                  (iv) the elimination of costs associated with the Company's investor relations activities.

            - The Company's stock price will not be vulnerable to the volatile nature of the public exchange market.

         The discussion of the information and factors considered by the Buyout Group in making its decision is not intended to be exhaustive but includes all material factors considered by the Buyout Group. In view of the wide variety of factors considered in connection with its evaluation of the Transaction and the complexity of these matters, the Buyout Group did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, the Buyout Group did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Buyout Group conducted an overall analysis of the factors described above.

         The Purchaser currently intends, as soon as practicable upon consummation of the Amended Offer, to propose and seek to have the Company effect the Merger, pursuant to which, each outstanding Share (other than (a) any Shares held by the Buyout Group, any affiliates of the Buyout Group, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holders of those Shares, will be canceled and retired and will cease to exist with no payment being made with respect thereto and (b) Shares held by a holder who has not voted in favor of the Merger and who has demanded appraisal for those Shares in accordance with the DGCL) will be converted into the right to receive the Merger Consideration.

         The Buyout Group does not have any current plans or proposals that relate to or would result in:

            - a sale or transfer of a material amount of assets of the Company;

            -     any change in the management of the Company;

            - any material change in the present dividend rate or policy, or indebtedness or capitalization (other than pursuant to the Offer);

            - any other material change in the structure or business of the Company; or

            - any change in charter documents or other actions that may impede the acquisition of control of the Company by any person.

         Upon successful completion of the Offer, the Purchaser may enter into transactions, including the Merger, which would result in a change in the Board of Directors of the Company. As a majority stockholder of Common Stock of the Company, Mr. Garcia is currently able to control the outcome of most proposals brought to a stockholder vote, which would include the Merger. In addition, if Mr. Garcia acquires at least 90% of the outstanding shares, Mr. Garcia would be able to cause the Merger to become effective without a meeting of the stockholders of the Company in accordance with Section 253 of the DGCL.

CERTAIN EFFECTS OF THE OFFER

         The Offer is the first step in the Purchaser's plan to acquire all of the outstanding shares of the Company. If the Offer is completed, the Purchaser will acquire any remaining shares of the Company not acquired in the Offer for $3.53 per share in cash in the Merger, subject to the conditions set forth in the Merger Agreement. If the Purchaser acquires at least 90% of the outstanding shares, the Purchaser intends to cause the merger to become effective without a meeting of the stockholders of the Company in accordance with Section 253 of the DGCL. The stockholders of the Company will have appraisal rights in the merger.

         Upon completion of the Offer, stockholders tendering their Shares will not have the opportunity to participate in the Company's earnings and growth, if any, and will not have any right to vote on corporate matters. Conversely, after the consummation of the Offer, the stockholders tendering their Shares will not face the risk of losses in Share value related to the public market or generated by the Company's operations or any decrease in the Company's value.

         There can be no assurance that any significant trading market will exist for the Shares following consummation of the Offer. The extent of the public market for the Shares following consummation of the Offer will depend on the number of holders that remain at such time, the interest in maintaining a market in the Shares on the part of securities firms and other factors. An issue of securities with a smaller float may trade at lower prices than would a comparable issue of securities with a greater float. Accordingly, the market price for Shares that are not tendered in the Offer may be adversely affected to the extent that the amount of Shares purchased pursuant to the Offer reduces the float. The reduced float also may have the effect of causing the trading prices of the Shares that are not tendered or purchased to be more volatile.

         If the Purchaser acquires all of the Shares of Common Stock that are subject to this Offer, prior to the Merger and without giving effect to the contemplated contribution of Common Stock to the Purchaser by Mr. Garcia and Mr. Sullivan, the Purchaser would have a 39.4% interest in the net book value and net earnings of the Company, or approximately $59,691,000 and $1,430,614 respectively, as of and for the nine months ended September 30, 2001, excluding the shares contributed by Mr. Garcia and Mr. Sullivan. If the Offer is successful, and after giving effect to the contemplated contribution of Common Stock to the Purchaser by Mr. Garcia and Mr. Sullivan, the Purchaser would have a 100% interest in the net book value and net earnings of the Company, or approximately $151,500,000 and $(3,631,000), respectively, as of and for the nine months ended September 30, 2001.

         The exact capital appearance of the Company after completion of the Offer cannot be predicted due to uncertainty as to the identity and number of stockholders who will participate in the Offer, and the actual number of Shares tendered. However, the following examples illustrate possible scenarios stockholders should consider.

         Plans After the Offer. Mr. Garcia founded the Company and has always been a substantial stockholder of the Company. Mr. Garcia has also been the Chairman of the Board for the last five years. As such, Mr. Garcia has had significant involvement in the management and operation of the Company. The increase in Mr. Garcia's beneficial ownership of the Company will not likely have any substantial effect on the Company's business, operations or management.

         The Buyout Group intends to maintain and further develop current business operations pending and following consummation of the Offer and the Merger. Current and future plans may include strategic acquisitions that complement the Company's business. In addition, the

Purchaser, or Mr. Garcia through his beneficial ownership of the Purchaser, may make future changes to the Company's current Board of Directors to better complement the direction and focus of the Company. The Buyout Group does not have any plans to change the Company's current management in this period. However, changes to management may occur as a result of the natural evolution of the Company's business.

         Possible Termination of Registration and Obligation to File Reports Under Exchange Act. The Shares are currently registered under the Securities Exchange Act. The purchase of Shares by the Purchaser pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Securities Exchange Act and may allow the Company to suspend its obligation to file reports under Section 15(d) of the Exchange Act. Registration of the Shares under the Securities Exchange Act may be terminated upon application by the Company to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. The obligation to file reports may be suspended if there are fewer than 300 record holders of Shares. Termination of registration of the Shares and suspension of the obligation to file reports under the Securities Exchange Act would substantially reduce the information that the Company is required to furnish to its stockholders and the SEC and would make certain provisions of the Securities Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Securities Exchange Act and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Securities Exchange Act and the related requirement of an annual report, no longer applicable to the Company. If the Shares are no longer registered under the Securities Exchange Act, the requirements of Rule 13e-3 promulgated under the Securities Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. In addition, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Securities Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or Nasdaq National Market reporting. The Buyout Group believes that the purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration and the Company becoming eligible to suspend its obligation to file reports under the Securities Exchange Act, and it would be the Buyout Group's intention to cause the Company to make an application for termination of registration of the Shares and suspension of its obligation to file reports as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination and the Company is then eligible to suspend its filing obligations.

         If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Securities Exchange Act and inclusion of the Shares on the Nasdaq National Market will be terminated following the completion of the Merger.

         Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Securities Exchange Act were terminated, the Shares would no longer constitute "margin securities."

         Possible Delisting. The Shares are currently listed for quotation on the Nasdaq National Market. Following the closing of the Offer, depending upon the aggregate market value of the remaining Shares, the number of Shares not purchased pursuant to the Offer or any subsequent purchases or acquisitions, and whether Nasdaq's temporary suspension of certain minimum listing requirements is made permanent, the Shares may no longer meet the quantitative requirements for continued listing on the Nasdaq National Market. Failure to meet quantitative minimums, in addition to the Company's inability to meet other applicable minimum listing requirements, will cause the Shares to no longer be eligible for quotation on the Nasdaq National Market quotation system and the market for the Shares could be adversely affected.

         If the Shares were no longer quoted on the Nasdaq National Market, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through other sources. The extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Securities Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Purchase Price.

         Subsequent Transactions. As discussed above, the Offer is the first step in the Buyout Group's plan to acquire all of the outstanding shares of the Company. If the Offer is completed, the Purchaser will acquire any remaining shares of the Company not acquired in the Offer for $3.53 per share in cash in the Merger. If the Purchaser acquires at least 90% of the outstanding shares, and subject to compliance with the terms and provisions of the Merger Agreement, the Purchaser intends to cause the Merger to become effective without a meeting of the stockholders of the Company in accordance with Section 253 of the DGCL.
Section 253 of the DGCL provides that in any case in which at least ninety percent (90%) of the outstanding Shares of a subsidiary corporation is owned by a parent corporation, the parent corporation can effect a "short-form" merger with that subsidiary corporation without a vote of the stockholders of that subsidiary corporation. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least ninety percent (90%) of the outstanding Shares, subject to compliance with the terms and provisions of the Merger Agreement, the Purchaser may cause the merger to be effected after the acquisition without prior notice to, or any action by, any other Company stockholder. In connection with the consummation of any merger in which stockholders would be required to receive cash for their Shares, stockholders of record would be entitled under Delaware law to seek a judicial appraisal of the "fair value" of their shares, which amount would then be paid to them in cash in lieu of the price paid in the Merger.

         If you retain your Shares, you will be subject to increased risks including but not limited to: (1) reduced liquidity, (2) risks of continued ownership in the Company, and (3) increased voting control by Mr. Garcia, which will increase the influence that Mr. Garcia has on matters voted on by stockholders, including election of the Board of Directors and mergers or other business combinations. Any Shares tendered in connection with this Offer will be held by the Purchaser, but the Company may issue new Shares from time to time in compliance with the federal and state securities laws or any exemptions therefrom. If you tender all of your Shares, you will no longer hold an interest in the Company and will no longer receive any benefit associated with the ownership of the Shares that you tender, including returns on your investment or participation in the economic success of the Company, if any.

         As a majority stockholder of Common Stock of the Company, Mr. Garcia is able to control the outcome of most proposals brought to a stockholder vote, which would include the Merger. The remaining holders of Common Stock of the Company are each minority holders and are not, as a collective group, able to vote more Shares of Common Stock than Mr. Garcia beneficially owns. Mr. Garcia is in a position to control the election of directors of the Company and the approval of any merger, reorganization or other business combination transaction submitted to a vote of the Company's stockholders. Mr. Garcia could vote to approve such a transaction on terms that might be considered more favorable to Mr. Garcia than to unaffiliated stockholders. The terms of any such transaction could require stockholders other than Mr. Garcia to dispose of their Shares of Common Stock for cash or other consideration even if the stockholders would prefer to continue to hold their Shares of Common Stock for investment. Any such transaction could also result in the Company's Common Stock no longer being listed on the Nasdaq National Market, any other national securities exchange or any inter-dealer quotation system, or being held of record by fewer than 300 persons and, therefore, eligible for termination of registration pursuant to
Section 12(g)(4) of the Exchange Act.

         Appraisal Rights. Under Delaware law, holders of Shares do not have appraisal rights in connection with the Offer. The following summarizes provisions of Delaware law regarding appraisal rights that would be applicable in connection with the Merger. This discussion is qualified in its entirety by reference to Section 262 of the DGCL, which contains the Delaware appraisal statute. A copy of this provision is attached to this document as Appendix B. If you fail to take any action required by Delaware law, your rights to an appraisal will be waived or terminated.

                  Notification of Merger's Effectiveness. Either before the effective time of the merger or within ten days thereafter, the Company will send notice of the effectiveness of the merger and the availability of appraisal rights to each Stockholder (other than the Purchaser or its affiliates).

                  Electing Appraisal Rights. To exercise appraisal rights, the record holder of Common Stock must within 20 days after the date of mailing of such notice deliver a written demand for appraisal to the Company. This demand must reasonably inform the Company of the identity of the holder of record and that the stockholder demands appraisal of his, her or its shares of the Company's Common Stock.

                  A demand for appraisal must be delivered to: Corporate Secretary, Ugly Duckling Corporation, 4020 East Indian School Road, Phoenix, Arizona 85018.

                  Only Record Holders May Demand Appraisal Rights. Only a record holder of Company Common Stock is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder's name appears on the holder's stock certificates.

                     - If Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

                     - If Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

                     - An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder or record. The agent must identify the owner or owners or record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

                     - A holder of record, such as a broker, who holds Common Stock as nominee for beneficial owners, may exercise a holder's right of appraisal with respect to Common Stock held for all or less than all of such beneficial owners. In that case, the written demand should set forth the number of shares of Common Stock covered by the demand. If no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock standing in the name of the record holder.

                  Court Petition Must Be Filed. Within 120 days after the effective time of the merger, the surviving corporation in the merger or any stockholder, who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Common Stock. Stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect its rights within the time periods prescribed by Delaware law.

                  Appraisal Proceeding by Delaware Court. If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. The court will appraise the Common Stock owned by the stockholders and determine its fair value. In determining fair value, the court may consider a number of factors including market values of the Company's stock, asset values and other generally accepted valuation considerations, but will exclude any element of value arising from the accomplishment and expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of the Common Stock to the stockholders entitled to appraisal.

                  The value determined by the court for Common Stock could be more than, less than, or the same as the merger consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including reasonable attorneys' fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged against the value of all common stock entitled to appraisal.

                  Effect of Appraisal Demand on Voting and Rights to Dividends. Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time.

                  Loss, Waiver or Withdrawal of Appraisal Rights. Holders of Common Stock of the Company lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the Merger. A stockholder will also lose the right to an appraisal by delivering to the surviving corporation a written withdrawal of such stockholder's demand for an appraisal. In addition, any attempt to withdraw that is made more than 60 days after the effective time requires the written approval of the surviving corporation. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger, without interest.

                  Dismissal of Appraisal Proceeding. If an appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

         Interests of Certain Persons. In considering whether to tender your Shares in the Offer, you should be aware of interests of certain persons as disclosed in the Company's definitive proxy statement for its 2001 Annual Meeting of Stockholders under the caption "Certain Relationships and Related Transactions" and "Proposal To Be Voted On; Item No. 1 - Election of Directors." which is incorporated herein by reference. See Section 15 under the heading "Miscellaneous" for information on how to obtain the Company's public filings.

THE BUYOUT GROUP'S POSITION ON THE FAIRNESS OF THE TRANSACTION.

         The rules of the SEC require the Buyout Group to express their belief as to the fairness of the Amended Offer and the Merger to the Company's stockholders who are not affiliated with the Buyout Group. The Buyout Group believes that the Amended Offer is fair to the unaffiliated holders of Common Stock of the Company. In reaching their belief that the Purchase Price for the Shares is fair to the unaffiliated stockholders of the Company, the Buyout Group considered the following factors:

                     - The $3.53 cash per Share amended Purchase Price and the other terms and conditions of the Merger Agreement resulted from negotiations with the Special Transaction Committee, plaintiffs in the shareholder litigation and their respective representatives on the one hand, and the Buyout Group, on the other hand.

                  - The Special Transaction Committee consisted of four members of the Board of Directors who are not employees or affiliates of the Company or Mr. Garcia and were appointed solely to represent the interests of the Company's stockholders who are not affiliated with the Buyout Group.

                  - The Merger is conditioned upon the participation of a majority of the Shares not owned by the Buyout Group by either tendering Shares in the Amended Offer or (if the Purchaser does not own 90% or more of the Shares after the completion of the Amended Offer) voting in favor of the Merger. The Buyout Group believes that the Company's stockholders are sophisticated investors capable of evaluating the fairness of the Amended Offer and an informed decision by holders of a majority of Shares provides meaningful procedural protections for the Company's stockholders. In addition, the availability of statutory dissenters' rights provides an additional procedural protection for stockholders who choose not to tender into the Amended Offer.

                  - The $3.53 per Share cash consideration payable in the Amended Offer represents a 42% premium to the closing price on November 15, 2001, the last trading day prior to public announcement of Mr. Garcia's intent to commence the Original Offer.

                  - There has been a substantial decline in the market price of the Company's Common Stock over the prior 12 months. Specifically, trading prices over the last year have declined substantially from a fourth quarter fiscal 2000 high of $5.88 to a fourth quarter 2001 low of $2.00. Further, the average closing price of the Company's Common Stock for the 53-day period following the date on which Mr. Garcia withdrew his most recent offer and ending on November 15, 2001, was $2.48 per share.

                  - The Special Transaction Committee retained and was advised by its own independent financial advisor, U.S. Bancorp Piper Jaffray, and received an opinion from them to the effect that the consideration to be received in the Amended Offer and the Merger by holders of Shares is fair from a financial point of view to such holders (other than the Buyout Group).

                  - The Special Transaction Committee retained and was advised by its own independent legal counsel, Quarles & Brady Streich Lang.

                  - Mr. Garcia and the Company reached an agreement in principle with plaintiffs to settle all pending litigation relating to Mr. Garcia's offer to acquire the remaining outstanding Shares, subject to court approval.

                  - The Company's recent poor financial performance and operating trends, including its declining revenues, increased operating losses and increasing credit loss provisions.

                  - The general softening in the current economy and the corresponding adverse impact on the Company's business and operations, including, specifically, a decline in the number of cars sold over prior periods (and related decline in revenue) and the need to increase its provision for loan losses.

                  - The Company's limited prospects for entering into a transaction with other buyers. Since the appointment of the Special Committee following Mr. Garcia's April 2001 merger proposal, the Special Committee actively sought offers from third parties for alternative transactions. None of the members of the Buyout Group is aware of any firm offer serious inquiry made to purchase the Company or a controlling interest in the Company's securities by an unaffiliated person during the past two years.

         This belief, however, should not be construed as a recommendation as to whether or not you should tender your Shares. The Buyout Group has not considered other factors, other than as stated above or as set forth on pages 16 and 17 of this Offer (see the negative factors and those factors deemed to be irrelevant), regarding the fairness of the Amended Offer to the Company stockholders who are not affiliated with the Buyout Group. In particular, the Buyout Group has not independently considered with respect to the fairness of the Offer:

                  -        Book value ($12.35 per Share as of November 30,
                           2001), which the Buyout Group does not believe has any meaningful relation to the economic value of the Shares. In particular, in the specific business segments in which the Company operates, book value is not generally viewed as a meaningful indicator of the value of a business enterprise, which is also borne out by the trading history of the Company's shares. As book value has risen, the price per share of the Company's Common Stock has declined.

                  - Liquidation value, which the Buyout Group does not believe to be relevant because substantial value results from continuing the Company as a going concern and any liquidation would destroy that value. Liquidation value is also not considered a useful valuation tool because of the many fundamental assumptions required to evaluate elements of the Company's assets and Mr. Garcia's expressed desire to continue to operate the business and not liquidate it.

                  - Other recent firm offers for the Company, of which the Buyout Group is aware of none.

                  - Past trading prices, which as recently as the third quarter of this year were significantly above the Purchase Price. Due to general market uncertainty in the wake of the September 11, 2001 terrorist attacks and the resulting volatility in the equity markets, valuations prior to these events are not necessarily reflective of current valuations.

                  - Past share purchases by Mr. Garcia and entities he controls, some as recently as February and March of 2001, at significantly higher prices than the Purchase Price. As noted above, due to general market uncertainty in the wake of the September 11, 2001 terrorist attacks and the resulting volatility in the equity markets, valuations prior to these events are not necessarily reflective of current valuations.

         Based on the foregoing factors, the Buyout Group believes that the transaction, including the consideration to be paid to the unaffiliated stockholders is fair to the unaffiliated stockholders of the Company. Although the Buyout Group believes that the Purchase Price is a fair price for the Shares, the Buyout Group is not making a recommendation as to whether holders should tender their Shares. Holders of Shares should determine whether to accept the Offer based upon their own assessment of current market value of the Shares, liquidity needs and investment objectives.

         The Buyout Group also considered the following factors, which it considered to be negative from the perspective of holders of Shares in the Buyout Group's consideration of the fairness of the terms of the Offer:

                  - Following the successful completion of the Offer, the stockholders who accept the Offer will cease to participate in the future earnings or growth of the Company, if any, or benefit from increases, if any, in the value of the Shares.

                  - The price of the Common Stock has fluctuated from a closing high of $8.25 in March 2000 to $2.00 a share in October 2001. Stockholders tendering Shares will not receive the value for their Shares they would have received had they had sold at a time when the Common Stock price was higher.

         In determining that the Offer is fair to the stockholders, the Buyout Group considered the above factors as a whole and did not assign specific or relative weights to them. In addition to those factors discussed above, the Buyout Group considered a number of additional valuation factors but ultimately concluded that those valuation factors were not relevant to the nature of the Offer. In particular, the Buyout Group considered (i) current market prices,
(ii) historical market prices, (iii) net book value, (iv) going concern value,
(v) liquidation value, (vi) purchase prices paid in previous purchases (vii) any report, opinion or appraisal, (viii) firm offers of which the subject company or affiliate is aware made by any unaffiliated person, other than the filing persons, during the past two years, (ix) approval of security holders, (x) presence of an unaffiliated representative for purposes of negotiating the terms of the transaction or preparing a report concerning the fairness of the transaction, and (xi) approval of directors who are not employees of the subject company. However, as the Purchase Price was negotiated at arm's length between the Buyout Group, counsel for the plaintiffs in the pending shareholder litigation and the Special Transaction Committee and was not arbitrarily set by the Buyout Group, these factors are not material or even relevant in the context of the Amended Offer. Accordingly, these factors were not evaluated by the Buyout Group in determining the Purchase Price.

         The Offer is not structured to require the approval of at least a majority of unaffiliated stockholders, however, the subsequent Merger will not be completed unless a majority of the Shares not owned by the Buyout Group either tender into the Amended Offer or (if the Purchaser does not own 90% or more of the Shares after the completion of the Amended Offer) vote in favor of a Merger.

         None of the members of the Buyout Group is aware of any firm offer made to purchase the Company or a controlling interest in the Company's securities by an unaffiliated person during the past two years.

THE COMPANY'S POSITION REGARDING THE FAIRNESS OF THE AMENDED OFFER

         The rules of the SEC require the Company to express its belief as to the fairness of the Amended Offer and the Merger to the Company's stockholders who are not affiliated with the Buyout Group. The Company has expressed its statement of belief in Amendment No. 2 to its Statement on Schedule 14D-9, dated the date hereof, which is included with these materials. The Schedule 14D-9, as amended, is also filed as an exhibit to Amendment No. 4 to the Schedule TO filed by the Purchaser with the SEC on the date hereof.

RECOMMENDATIONS OF THE SPECIAL TRANSACTION COMMITTEE AND THE COMPANY'S BOARD OF DIRECTORS

         On December 9, 2001, the Special Transaction Committee met and unanimously recommended to the Board that the Company support the Amended Offer and the Board support the Merger and the Merger Agreement. Following that meeting the Board of Directors met and unanimously approved the terms of the Amended Offer, Merger Agreement and Merger. On December 10, 2001, the Company announced that it would recommend that its stockholders tender their shares in the Amended Offer and approve the Merger Agreement and the Merger.

CERTAIN RELATED TRANSACTIONS INVOLVING THE COMMON STOCK OF THE COMPANY.

         Mr. Garcia wholly owns Verde Investments, Inc., an Arizona corporation ("Verde") which is engaged in commercial real estate investments. On January 11, 2001, the Company entered into a $35 million senior secured loan facility. As a condition to renewing this facility, the lenders required that Verde invest $7 million in the Company by way of a subordinated loan. On January 8, 2001, a Special Committee of the Board of Directors of the Company met to approve the $35 million loan and the $7 million loan. The $7 million loan to the Company was on the following terms: a loan maturity of December 31, 2003; interest at LIBOR plus 600 basis points; issuance of 1,500,000 warrants ("Warrants") subject to certain conditions and a vesting schedule; secured by a second lien position on the Company's residual interests in our securitizations; grant of options to purchase certain of the Company's real estate; and the release of the Company's options to buy real estate leased to the Company by Verde. At the meeting, Mr. Garcia and the Special Committee negotiated and agreed that the Warrants would not be issued without a fairness opinion and that if a fairness opinion could not be obtained that Mr. Garcia and the committee would negotiate in good faith revisions to the terms of the $7 million loan and/or warrants to the extent required to obtain the fairness opinion. The committee then recommended approval to the Board and the Board then approved of the $35 million loan and the

$7 million loan. The Verde loan was placed in escrow, at the lenders request, as additional collateral for the $35 million senior secured loan facility. Among other conditions, if the Company had at least $7 million in pre-tax income during the first six months of 2001 and Mr. Garcia (or an affiliate of his) guaranteed the payment of 33% of the senior secured loan, the $7 million in escrow would be released in July of 2001. These conditions were not satisfied. Accordingly, the loan proceeds remain in escrow. The $7 million in escrow is subject to pro rata reductions tied to reductions in the outstanding principal under the $35 million credit facility. See "Section 10 - Certain Transactions with Affiliates" below for a description of other transactions involving Mr. Garcia or one of his affiliates and the Company or its Common Stock.

         As consideration for the Verde loan, among other things, the Company has agreed to issue 1,500,000 Warrants to purchase Common Stock of the Company to Verde. Accordingly, Mr. Garcia, through his beneficial ownership of Verde, has the right to acquire Warrants to purchase 1,500,000 Shares of Common Stock of the Company, subject to stockholder approval, which has not yet been obtained, and a vesting schedule for the Warrants. The Company is seeking the approval of the stockholders of the Company for the issuance of the Warrants at the Company's next annual meeting of stockholders, which has been postponed until after the completion of the Amended Offer. The acquisition of the Common Stock upon exercise of the Warrants may assist Mr. Garcia in acquiring a 90% interest in the outstanding Shares of Common Stock. Upon the acquisition of any Shares of Common Stock upon exercise of the Warrants, Mr. Garcia will further dilute the ownership interest of the existing stockholders of the Company, and if he acquires a 90% or greater interest through such exercise of Warrants, he will be able to effect a "short-form" merger without a vote of the stockholders of the Company even if he does not obtain a 90% interest in the outstanding Shares of Common Stock in this Offer. If Mr. Garcia acquires sufficient Shares of Common Stock in the Offer to provide a 90% or greater interest upon exercise of the Warrants, it is likely that he will exercise the Warrants and will effectuate the Merger pursuant to the "short-form" merger provisions of the DGCL. However, if the stockholders holding a majority of the Shares (other than the Shares owned by the Buyout Group) do not either tender into the Amended Offer or (if the Purchaser does not own 90% or more of the Shares after the completion of the Amended Offer) vote in favor of a Merger, Mr. Garcia, under the terms of the Merger Agreement, would not have satisfied the requisite conditions of the Merger Agreement. As a result, Mr. Garcia would not be capable of consummating the Merger despite his ability to obtain a 90% interest in the outstanding Shares upon exercise of the Warrants.

         If the Purchaser acquires less than all of the Shares subject to this Offer, Mr. Garcia may, as a result of the acquisition of the Shares of Common Stock of the Company underlying the Warrants, once the Warrants are fully exercised, increase his beneficial ownership interest of the Shares of Common Stock.

         Information regarding the transaction contained under the heading "Proposal To Be Voted On - Item No. 2 - Issuance of Warrants" as set forth in the Company's definitive Proxy Statement for its 2001 annual meeting of stockholders is incorporated herein by reference. See Section 15 of this Amended and Restated Offer to Purchaser for information on obtaining copies of the Company's public filings.

         A fairness opinion was obtained by the Company with respect to the issuance of the Warrants to Verde. A copy of the fairness opinion is available for inspection and copying at the principal executive offices of Mr. Garcia during normal business hours by any holder of Common Stock of the Company or their representative who has been so designated in writing.

                                    THE OFFER

SECTION 1. OFFER TO PURCHASE AND PURCHASE PRICE; EXPIRATION DATE; DETERMINATION OF PURCHASE PRICE.

         The Purchaser will, upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment), purchase all of the outstanding Shares that are validly tendered and not withdrawn in accordance with the procedures set forth in Section 3 on or prior to the Expiration Date at a price equal to $3.53 per Share, net to the seller without any interest. The term "Expiration Date" means 5:00 p.m., Mountain Standard Time, on January 16, 2002, unless and until the Purchaser extends the period of time for which the Offer is open, in which event "Expiration Date" will mean the latest time and date at which the Offer, as extended by the Purchaser, expires.

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

         The Purchaser may extend the Offer, in the Purchaser's sole discretion and subject to the restrictions set forth in the Merger Agreement and the applicable rules and regulations of the SEC, by giving Computershare oral or written notice of the extension and making a public announcement of the extension. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw Shares. See Section 3 of this Amended and Restated Offer to Purchase.

         Subject to the applicable regulations of the SEC and the terms of the Merger Agreement, the Purchaser also reserve the right, in its sole discretion, at any time or from time to time, to (a) postpone the purchase of or, regardless of whether the Purchaser previously purchased any Shares, payment for any Shares if any condition referred to in Section 7 of this Amended and Restated Offer to Purchase has not been satisfied or upon the occurrence of any event specified in
Section 7; (b) terminate the Offer (whether or not any Shares have previously been purchased) if any condition referred to in Section 7 has not been satisfied or upon the occurrence of any event specified in Section 7; and (c) except as set forth in the Merger Agreement, waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the postponement, termination, waiver or amendment to Computershare and by making a public announcement as described below. The Purchaser acknowledges (a) that Rule 14e-1(c) under the Securities Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that the Purchaser may not postpone the purchase of, or payment for, any Shares if any condition referred to in Section 7 has not been satisfied or upon the occurrence of any event specified in Section 7 without extending the period of time during which the Offer is open. The rights the Purchaser reserves in this paragraph are in addition to its rights described in Section 7 of this Amended and Restated Offer to Purchase.

         Subject to the terms of the Merger Agreement, the Purchaser may, in its sole discretion, modify and make changes to the terms and conditions of the Offer described in Section 7 of this

Amended and Restated Offer to Purchase, except that, without the prior written consent of the Company (expressed in a resolution adopted by both the Special Committee and the Board), the Purchaser will not:

         - reduce the number of shares of Common Stock subject to the Offer;

         - except as described in the following paragraph, extend the Offer if the conditions to the Offer have been satisfied;

         - decrease the price per Share or change the form of consideration to be paid in the Offer;

         -        impose additional conditions to the Offer; or

         - otherwise amend the Offer in a manner adverse to the holders of Shares, other than the members of the Buyout Group.

         However, the Merger Agreement also provides that, without the consent of the Company, the Purchaser may (1) extend the Offer from time to time, if at the Expiration Date any of the conditions to the Offer are not satisfied or have not been waived by the Purchaser, (2) extend the Offer from time to time if all of the conditions to the Amended Offer are satisfied or waived but the number of shares of Common Stock validly tendered and not withdrawn is insufficient to result in the Buyout Group owning at least ninety percent of the then outstanding number of shares of Common Stock; and (3) provide a subsequent offering period after the Expiration Date, in accordance with and subject to the requirements of Rule 14d-11 under the Exchange Act. Notwithstanding the foregoing, under the terms of the Merger Agreement, in no event may the Offer be extended by more than twenty business days, in the aggregate, beyond the initial Expiration Date under any or all of the above circumstances. The Purchaser has agreed that, upon the terms and subject to the conditions to the Offer, the Purchaser will accept for payment and pay for, all Shares validly tendered and not withdrawn prior to the expiration of the Offer as promptly as practicable after expiration of the Offer.

         Any postponement, extension, termination, waiver or amendment of the Offer or commencement or extension of a subsequent offering period will be followed as promptly as practicable by a public announcement. An announcement in the case of an extension or the commencement or extension of a subsequent offering period will be made no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Mountain Standard Time.

         If the Purchaser makes a material change in the terms of the Offer, or if the Purchaser waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 13e-3(e), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date, the Purchaser decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, the Purchaser will extend the Offer at least until the expiration of such period of ten business days.

         Consummation of the Offer is conditioned upon satisfaction of the conditions set forth in Section 7 of this Amended and Restated Offer to Purchase. The Purchaser reserves the right (but is not obligated), in accordance with applicable rules and regulations of the SEC, to waive any or all of those conditions. If, by the Expiration Date, any or all of those conditions have not been satisfied, the Purchaser may elect to (a) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer; or (b) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. In the event that the Purchaser waives any condition set forth in Section 7 of this Amended and Restated Offer to Purchase, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that the Purchaser disseminate information concerning such waiver.

         The Purchaser has obtained the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to the holders of the Shares. This Amended and Restated Offer to Purchase, the Amended and Restated Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

         UNDER NO CIRCUMSTANCES WILL THE PURCHASER PAY INTEREST ON THE PURCHASE PRICE FOR ANY SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         Possible Subsequent Offering Period. Pursuant to the Merger Agreement and Rule 14d-11 under the Exchange Act, the Purchaser may elect to provide a subsequent offering period of three to 20 business days in length following the expiration of the Offer on the Expiration Date. A subsequent offering period would be an additional period of time, following the expiration of the initial offering period, during which stockholders may tender Shares not tendered during the initial offering period. A subsequent offering period will not occur unless the conditions set forth in Section 7 have been satisfied or waived on or before the Expiration Date.

         During a subsequent offering period, you will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 under the Exchange Act provides that the Purchaser may provide a subsequent offering period so long as, among other things:

         -        the initial 20-business day period of the Offer has expired;

         - the Purchaser offers the same form and amount of consideration for Shares in the subsequent offering period as in the initial offer;

         - the Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration;

         - the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., Eastern Standard Time, on the next business day after the Expiration Date and immediately begins the subsequent offering period; and

         - the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the subsequent offering period.

         In the event the Purchaser elects to provide a subsequent offering period, the Purchaser will provide an announcement to that effect by issuing a press release to a national news service on the next business day after the previously scheduled Expiration Date.

SECTION 2. PROCEDURES FOR TENDERING SHARES.

         Proper Tender of Shares. For Shares to be tendered properly under the Offer, (1) the certificates for those Shares (or confirmation of receipt of such Shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an "agent's message" (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., Mountain Standard Time, on the Expiration Date by Computershare at its address set forth in Section 15, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

         Stockholders who hold Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through the brokers or banks and not directly to Computershare.

         Signature Guarantees and Method of Delivery. No signature guarantee is required: (1) if the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 2 of this Amended and Restated Offer to Purchase, shall include any participant in The Depository Trust Company ("DTC"), whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal; or (2) if Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 3 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

         Payment for Shares tendered and accepted for payment under the Offer will be made only after timely receipt by Computershare of certificates for such Shares or a timely confirmation of the book-entry transfer of such Shares into the account of Computershare at the DTC as described above, a properly completed and duly executed Letter of Transmittal, or an agent's message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         Book-Entry Delivery. Computershare will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this document, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the account of Computershare in accordance with DTC's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the account of Computershare at DTC, either
(1) a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to and received by Computershare at its address set forth in Section 15 of this Amended and Restated Offer to Purchase before the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO COMPUTERSHARE.

         The term "agent's message" means a message transmitted by DTC to, and received by, Computershare, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce that agreement against the participant.

         Guaranteed Delivery. If you desire to tender Shares under the Offer and your share certificates are not immediately available or cannot be delivered to Computershare before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach Computershare before the Expiration Date, you may nevertheless tender your Shares if all of the following conditions are satisfied:

                  (a) the tender is made by or through an eligible guarantor institution;

                  (b) Computershare receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form provided with this document, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

                  (c) the certificates for all tendered Shares, in proper form for transfer, or confirmation of book-entry transfer of your Shares into the account of Computershare at DTC, together with a properly completed and duly executed Letter of Transmittal and any required signature guarantees, or an agent's message, or other documents required by the Letter of Transmittal, are received by Computershare within three Nasdaq National Market trading days after the expiration date of the Offer.

         The notice of guaranteed delivery may be delivered by hand to the Depositary or mail to the Depositary and must include a guarantee by an eligible institution in the form set forth in such notice of guaranteed delivery.

         Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely book-entry confirmation with respect thereto), (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and
(iii) any other required documents. Accordingly, you may be paid at different times depending upon when certificates for Shares or book-entry confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL THE PURCHASER PAY INTEREST ON THE PURCHASE PRICE FOR THE TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         Appointment. By executing a Letter of Transmittal as set forth above, you irrevocably appoint the Purchaser's designees as your attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered by you and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Amended and Restated Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by you as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by you with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The Purchaser's designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

         Federal Backup Withholding Tax. Under the United States federal backup withholding tax rules, 30.5% (which rate is scheduled for periodic reduction) of the gross proceeds payable to a stockholder or other payee under the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides a taxpayer identification number (employer identification number or social security number) to Computershare and certifies under penalties of perjury that the provided number is correct or otherwise establishes an exemption. If Computershare is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, you should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless you otherwise establish to the satisfaction of Computershare that you are not subject to backup withholding. For a discussion of United States federal income tax consequences to tendering stockholders, see Section 11 of this Amended and Restated Offer to Purchase.

         Return of Unpurchased Shares. If any tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by your certificates are tendered, the Purchaser will return certificates for unpurchased Shares as promptly as practicable after the expiration or termination of the Offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

         Certificates for Shares, together with a properly completed and duly executed Letter of Transmittal or an agent's message, and any other documents required by the Letter of Transmittal, must be delivered to Computershare and not to the Purchaser. Any documents delivered to the Purchaser will not be forwarded to Computershare and therefore will not be deemed to be properly tendered.

         Stock Options and Warrants. The Purchaser is not offering, as part of the Offer, to purchase any outstanding options or warrants and tenders of warrants or options will not be accepted. Holders of outstanding options or warrants who wish to participate in the Offer must exercise their warrants or options, as the case may be, and purchase Shares of Common Stock and then tender the Shares pursuant to the Offer, provided that the exercise of those options or warrants and the tender of Shares is in accordance with the terms of the applicable option or warrant documents. In no event are any options or warrants to be delivered to Computershare in connection with a tender of Shares hereunder. An exercise of an option or warrant cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason.

         Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, and the Purchaser's determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares that the Purchaser determines are not in proper form or the acceptance for payment of or payment for which the Purchaser determines may be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder and its interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been property made until all defects or irregularities have been cured by the tendering stockholder or waived by the Purchaser. Neither the Purchaser, Mr. Garcia, Computershare, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

         Tendering Stockholder's Representation and Warranty, Acceptance Constitutes an Agreement. A proper tender of Shares under any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to the Purchaser that (1) the stockholder has a net long position in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (2) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (x) the subject securities or
(y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Purchaser's acceptance for payment of Shares tendered under the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and conditions of the Offer.

         Lost or Destroyed Certificates. Stockholders whose certificate for part or all of their Shares have been lost, stolen, misplaced or destroyed may contact Computershare at (303) 986-5400 for instructions as to obtaining a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact Computershare at
(303) 986-5400 immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

         Appraisal Rights. No appraisal rights, or any similar rights, are available to stockholders who tender their Shares in the Offer. Appraisal rights would be available, however, in connection with the proposed subsequent Merger. See "Special Factors."

SECTION 3. WITHDRAWAL RIGHTS.

         If you tender Shares in this Offer, you may withdraw your tender at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, at any time after January 24, 2002. In no event may you withdraw your tender during a subsequent offering period.

         If the Purchaser extends the Offer, the Purchaser is delayed in this purchase of Shares or if the Purchaser is unable to purchase Shares under the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, Computershare may, subject to applicable law, retain tendered Shares on the Purchaser's behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 3 of this Amended and Restated Offer to Purchase.

         For a withdrawal to be effective, a written or facsimile transmission (confirmed by telephone) notice of withdrawal must be timely received by Computershare at its address set forth on the back cover page of this document. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to Computershare, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to Computershare and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such Shares have been tendered for the account of an eligible guarantor institution. If Shares have been tendered under the procedure for book-entry transfer set forth in Section 2 of this Amended and Restated Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC's procedures.

         Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures set forth in Section 2 of this Amended and Restated Offer to Purchase prior to the Expiration Date. Tenders made pursuant to the Offer which are not otherwise withdrawn in accordance with this Section 3 will be irrevocable.

         All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. Neither the Purchaser, Mr. Garcia, Computershare, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 4. PURCHASE OF SHARES; PAYMENT OF PURCHASE PRICE.

         Under the terms and conditions of the Offer, the Purchaser will accept for payment and pay the Purchase Price of $3.53 net per Share for all Shares properly tendered and not properly withdrawn before the Expiration Date. Payment for Shares will be made promptly following the Expiration Date, which it is currently contemplated, if accepted on the Expiration Date, will be made on or about January 23, 2002. For purposes of the Offer, the Purchaser will be deemed to have accepted for payment and therefore purchased Shares that are properly tendered and not properly withdrawn, only when, as and if the Purchaser gives oral or written notice to Computershare of the acceptance of the Shares for payment under the Offer.

         The Purchaser will pay for Shares purchased under the Offer by depositing the aggregate Purchase Price for such Shares with Computershare, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to the tendering stockholders. Tendering shareholders will be required to surrender certificates representing tendered Shares and provide the agent with appropriate transmittal documentation.

         Certificates for any Shares tendered and not purchased will be returned to the tendering stockholder or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, at the Purchaser's expense as promptly as practicable after the Expiration Date or termination of the Offer without expense to the tendering stockholders. Under no circumstances will the Purchaser pay interest on the Purchase Price to be paid regardless of any delay in making such payment. In addition, there are other conditions to the Purchaser's obligation to purchase Shares under the Offer. See Section 7 of this Amended and Restated Offer to Purchase.

         The Purchaser will pay all share transfer taxes, if any, payable on the transfer to the Purchaser of Shares purchased under the Offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the share transfer taxes, or exemption therefrom, is submitted.

         Any tendering stockholder or other payee who fails to complete fully, sign and return to Computershare the substitute form W-9 included with the Letter of Transmittal may be subject to federal backup withholding tax of 30.5% (which rate is scheduled for periodic reduction) of the gross proceeds paid to the stockholder or other payee under the Offer. See Section 11 of this Amended and Restated Offer to Purchase.

         If, prior to the Expiration Date, the Purchaser increases the Purchase Price offered to holders of Shares in the Offer, the Purchaser will pay the increased Purchase Price to all holders of Shares that are purchased in the Offer, whether or not the Shares were tendered before the increase in Purchase Price.

         The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of the Purchaser's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer.

SECTION 5. IDENTITY AND BACKGROUND OF OFFEROR.

         Name and Address. This Amended and Restated Offer to Purchase is being delivered by UDC Acquisition Corp., the Purchaser, a Delaware corporation. The Purchaser's business address is 2575 E. Camelback Road, Suite 700, Phoenix, Arizona 85016. The Purchaser's business telephone number is (602) 778-5000.

         Mr. Garcia has formed the Purchaser to effect the Amended Offer and the Merger. The Purchaser, a Delaware corporation, is wholly owned by UDC Holdings, a Delaware corporation, which has also been formed as part of the Amended Offer and Merger as a result of certain tax considerations of the Buyout Group. UDC Holdings is owned 90% by Mr. Garcia and 10% by Mr. Sullivan. In connection with the consummation of the Amended Offer, Messrs. Garcia and Sullivan will contribute all of their Shares of the Company to UDC Holdings, which will in turn contribute such Shares to the Purchaser. As a result, following consummation of the Amended Offer the Purchaser will hold the Shares contributed by Messrs. Garcia and Sullivan and any of the Shares tendered in connection with the Amended Offer. UDC Holdings' business address is 2575 E. Camelback Road, Suite 700, Phoenix, Arizona 85016. UDC Holdings' business telephone number is
(602) 778-5000.

         Ernest C. Garcia II is a majority owner of the Purchaser. Mr. Garcia is a citizen of the United States of America. Mr. Garcia's business address is 2575
E. Camelback Road, Suite 700, Phoenix, Arizona 85016. Mr. Garcia's business telephone number is (602) 778-5000. Mr. Garcia currently beneficially owns approximately 61.0% of the issued and outstanding Common Stock of the Company and is Chairman of the Board of Directors of the Company. In light of Mr. Garcia's current beneficial ownership of Common Stock of the Company and his position as Chairman of the Company's Board of Directors, Mr. Garcia may be deemed to be an "affiliate" of the Company, as such term is defined in Rule 13e-3(a)(1) under the Exchange Act.

         Gregory B. Sullivan is a minority owner of the Purchaser. Mr. Sullivan's business address is 4020 East Indian School Road, Phoenix, Arizona 85018. Mr. Sullivan's business telephone number is (602) 852-6600. Mr. Sullivan currently beneficially owns (including shares issuable upon the exercise of vested options) approximately 3.7% of the issued and outstanding Common Stock of the Company and is the President, Chief Executive Officer, and a director of the Company. In light of Mr. Sullivan's current beneficial ownership of Common Stock of the Company and his position as President, Chief Executive Officer, and director of the Company, Mr. Sullivan may be deemed to be an "affiliate" of the Company as such term is defined in Rule 13e-3(a)(1) under the Exchange Act.

         Business and Background. The Purchaser is a Delaware corporation. The Purchaser has not been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors). In addition, during the last five years, the Purchaser has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which has or would make it subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

         UDC Holdings is a Delaware corporation. UDC Holdings has not been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors). In addition, during the last five years, UDC Holdings has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which has or would make it subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

         The principal business address of the Company is 4020 East Indian School Road,

Phoenix, Arizona 85018. During the past five years, Mr. Garcia has served as the Chairman of the Board of Directors of the Company. In addition, from 1992 to July 1999, Mr. Garcia served as Chief Executive Officer of the Company. Also, during the past five years, Mr. Garcia has served as the sole director and President of Verde, which is wholly owned by Mr. Garcia and his wife. Verde is an Arizona corporation engaged in commercial real estate investments. Since November 1998, Mr. Garcia has served as the Managing Director of Verde Reinsurance Company, Ltd. ("Verde Reinsurance"), a Nevis Island corporation and U.S. taxpayer wholly owned by Mr. Garcia and his wife, which is engaged in property and casualty reinsurance. During the past year, Mr. Garcia has served as the sole director and President of Cygnet Capital Corporation ("Cygnet"), an Arizona corporation wholly owned by Mr. Garcia and his wife, which is engaged in commercial lending. The principal business address of Verde, Verde Reinsurance and Cygnet is 2575 E. Camelback Road, Suite 700, Phoenix, Arizona 85016. Mr. Garcia has not been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors). In addition, during the last five years, Mr. Garcia has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which has or would make him subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws. See also the disclosure set forth in Section 10 hereof regarding Mr. Garcia. Mr. Garcia is a citizen of the United States. Mr. Sullivan has been the Company's President since March 1996, its Chief Executive Officer since July 1999, and a director since 1998. Mr. Sullivan has also served as President of Ugly Duckling Car Sales, Inc., since December 1996. From 1995 through February 1996, Mr. Sullivan was a consultant for the Company. Mr. Sullivan formerly served as President and principal stockholder of an amusement game manufacturing company that he co-founded in 1989 and sold in 1994. Prior to 1989, Mr. Sullivan was involved in the securities industry and practiced law with a large Arizona firm. He is an inactive member of the State Bar of Arizona. Mr. Sullivan's sister is married to Mr. MacDonough, another director of the Company. Mr. Sullivan has not been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors). In addition, Mr. Sullivan has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which has or would make him subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws. Mr. Sullivan is a citizen of the United States of America.

SECTION 6. THE MERGER AGREEMENT.

         The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which we have filed as an exhibit to Amendment No.4 to the Tender Offer Statement on Schedule TO that we with the SEC on the date hereof.

         The Amended Offer. Pursuant to the Merger Agreement, the Company, the Purchaser and Messrs. Garcia and Sullivan agreed to amend the Original Offer to:

         - increase the price per Share to be paid pursuant to the tender offer from $2.51 per Share to $3.53 per Share, net to the seller in cash;

         - change the purchaser in the tender offer from Mr. Garcia to the Purchaser;

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
         -        amend and restate the conditions to the tender offer;

         -        extend the Expiration Date of the tender offer to 5:00 p.m.
                  Mountain Standard Time on January 16, 2002; and

         - provide for the completion of the Merger as promptly as is practicable following the consummation of the tender offer.

         The Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Amended Offer as promptly as practicable after the Expiration Date of the Amended Offer. The obligation of the Purchaser to accept for payment, purchase and pay for any Shares pursuant to the Amended Offer is subject to the conditions described in Section 7 of this Amended and Restated Offer to Purchase.

         Changes to the Amended Offer Terms. The Purchaser may, in its sole discretion, modify the terms and conditions of the Amended Offer and waive any condition described in Section 7 of this Amended and Restated Offer to Purchaser, except that, without the prior written consent of the Company (expressed in a resolution adopted by both the Special Transaction Committee and the Board), the Purchaser will not:

         - reduce the number of shares of Common Stock subject to the Amended Offer;

         - except as described below under " -- Extension of the Amended Offer", extend Amended Offer if the conditions to the Amended Offer have been satisfied;

         - decrease the price per Share or change the form of consideration to be paid in the Amended Offer;

         - impose any additional conditions to the Amended Offer from those set forth in Section 7; or

         - otherwise amend the Amended Offer in a manner that would adversely affect any of the holders of shares of Common Stock, other than the members of the Buyout Group (for purposes of this section only, the term "Buyout Group" refers to the Purchaser, Messrs. Garcia and Sullivan, and their respective affiliates (other than the Company and its subsidiaries)).

         Extension of the Amended Offer. The Purchaser may from time to time, in its sole discretion, extend the Expiration Date of the Amended Offer if, on the then-scheduled Expiration Date, any of the conditions to the Purchaser's obligations to accept for payment and pay for all Shares validly tendered shall not have been satisfied or waived. In addition, if all of the conditions to the Amended Offer are satisfied or waived but the number of shares of Common Stock validly tendered and not withdrawn is insufficient to result in the Buyout Group owning at least ninety percent of the then outstanding number of shares of Common Stock, the Purchaser will also have the right to extend the Amended Offer. Finally, the Purchaser may provide for a "subsequent offering period" after the Expiration Date, subject to the rules promulgated under the Securities Exchange Act.

         Under the terms of the Merger Agreement, however, in no event may the Amended Offer be extended by more than twenty business days, in the aggregate, beyond the initial Expiration Date under any or all of the above circumstances.

         The Merger. Pursuant to the Merger Agreement, as soon as practicable after the satisfaction or waiver of all conditions to the Merger, Purchaser (or a direct or indirect subsidiary of one or more members of the Buyout Group) will merge into and with the Company. The Company will be the surviving corporation after the Merger. The surviving corporation will be a wholly owned subsidiary of UDC Holdings Corp. The Merger will become effective at the time the certificate of merger is filed with the Secretary of State of Delaware, or at a later time as specified in the certificate of merger.

         The DGCL requires that the adoption of any plan of merger or consolidation must be approved by the holders of a majority of the Company's outstanding Shares if the "short-form" merger procedure described below is not available. Consequently, as the majority shareholder of the Company, Mr. Garcia by himself would control the vote on the Merger. However, the Merger Agreement also provides that, as a condition to the closing of the Merger, the holders of a majority of the number of Shares outstanding as of the date of the Merger Agreement (excluding Shares owned by the Buyout Group) must have either (i) validly tendered and not withdrawn their Shares pursuant to the Amended Offer or
(ii) if submitted to stockholders for approval, voted in favor of the Merger. The Purchaser and Messrs. Garcia and Sullivan have agreed to vote, and to cause their respective affiliates to vote, all their shares in favor of approval of the Merger and adoption of the Merger Agreement.

         If the members of the Buyout Group own, in the aggregate, at least 90% of the outstanding Shares as a result of the Amended Offer, the Merger may be effected without the vote of, or notice to, the Company's stockholders. Therefore, if at least approximately 11,046,600 Shares (computed on a fully-diluted basis, but excluding Shares subject to options or warrants held by the Buyout Group) are owned by the members of the Buyout Group as a result of the Amended Offer, the Purchaser will be able to and intends to, subject to the conditions provided in the Merger Agreement, take all necessary and appropriate action to effect the Merger as a "short-form" merger without a meeting of holders of Shares.

         Charter, Bylaws, Directors and Officers. The certificate of incorporation of the Company, as in effect immediately prior to the effective time of the Merger, will be the certificate of incorporation of the surviving corporation until thereafter amended in accordance with the DGCL. The bylaws of Purchaser, as in effect immediately prior to the effective time, will be the bylaws of the surviving corporation until thereafter amended in accordance with the certificate of incorporation and the DGCL. From and after the effective time, until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Purchaser at the effective time will be the directors of the surviving corporation and (ii) the officers of the Company at the effective time will be the officers of the surviving corporation.

         Consideration. Pursuant to the Merger Agreement and by virtue of the Merger, at the effective time of the Merger:

         - each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares held by the Company in treasury or by its wholly owned subsidiaries, or shares held by the Buyout Group, which will be cancelled, and Shares held by stockholders who have properly exercised their appraisal rights under Delaware law), will be converted automatically into the right to receive $3.53 in cash without interest, or any higher price that may be paid per Share pursuant to the Amended Offer (less any required withholding taxes), upon surrender of the Share certificate; and

         - each outstanding share of the Purchaser's common stock will be converted into one shares of common stock of the surviving corporation.

         Treatment of Options and Warrants. At the effective time of the Merger, subject to the provisions of any applicable warrant agreement or the Company's option plans referenced below or any required consent of holders of warrants or options, each outstanding and unexercised warrant to purchase Shares and option granted pursuant to the Company's Amended and Restated Long Term Incentive Plan, 1998 Executive Incentive Plan and Director Incentive Plan (but excluding warrants or options held by members of the Buyout Group), will be converted into an obligation of the Company to pay to the holders of those warrants or options a cash amount for each warrant or option that is equal to (i) the excess, if any, of the $3.53 per Share consideration (or any higher price that may be paid per Share pursuant to the Amended Offer), over the exercise price per share of the warrant or option multiplied by (ii) the number of Shares underlying the warrant or option. In addition, the Company has agreed to used its reasonable efforts to adopt such amendments, modifications or resolutions of the Board with respect to the Company's option plans as may be permitted thereunder to provide that, following the effective time of the merger, no participant in the option plans referenced above or any other plans, programs or arrangements will have any right thereunder to acquire any equity securities of the Purchaser or the Company and to terminate all such plans.

         Representations and Warranties. In the Merger Agreement, each of Mr. Garcia, Mr. Sullivan and the Purchaser has made various customary representations and warranties to the Company, subject to certain exceptions, with respect to among other things:

         -        due organization, existence and good standing;

         -        the capitalization of the Purchaser;

         -        proper execution, delivery and performance of the Merger
                  Agreement;

         - conflicts with organizational documents, applicable law, orders, judgments, decrees, and contracts, agreements or other instruments to which Mr. Garcia, Mr. Sullivan or the Purchaser are a party;

         - governmental and third-party approvals and authorizations of the Merger Agreement;

         - information supplied in SEC filings in connection with the transactions contemplated by the Merger Agreement;

         - Mr. Garcia's commitment to provide financing with respect to the Amended Offer and the Merger;

         -        absence of prior activities by the Purchaser;

         -        absence of any liability for broker's fees; and

         - absence of knowledge of a breach of the Company's representations and warranties in the Merger Agreement.

         In the Merger Agreement, the Company has made various representations and warranties to Mr. Garcia, Mr. Sullivan and the Purchaser, subject to certain exceptions, with respect to, among other things:

         -        due organization, existence and good standing;

         -        the capitalization of the Company;

         -        proper execution, delivery and performance of the Merger
                  Agreement;

         - absence of conflict with organizational documents, applicable law, orders, judgments, decrees, and contracts, agreements or other instruments to which the Company is a party;

         - governmental and third-party approvals and authorizations of the Merger Agreement;

         - the recommendations of the Merger Agreement and the transactions contemplated thereby by the Company's Board of Directors and Special Transaction Committee;

         - the opinion of the Special Transaction Committee's financial advisor;

         - information supplied in SEC filings in connection with the transactions contemplated by the Merger Agreement; and

         -        absence of any liability for broker's fees.

         Covenants.

         Conduct Prior to the Merger. The parties to the Merger Agreement each agreed that:

         - the parties will use reasonable best efforts to consummate the Amended Offer, the Merger and the other transactions contemplated by the Merger Agreement;

         - the parties will consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, provide to the other party for review a copy of any such press release or statement, and not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange;

         - the parties will promptly notify one another, of (i) events or circumstances that have caused, or are reasonably likely to cause, a material breach of a party's representations or warranties, the party's failure satisfy any material covenant, condition or agreement under the Merger Agreement or any conditions to the Amended Offer or the Merger to be unsatisfied in any material respect at any time prior to the closing of the Amended Offer or the effective time of the Merger, as the case may be; or (ii) any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company, threatened which questions or challenges the validity of the Merger Agreement.

         - if any state "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover laws and regulations are or may become applicable to the Amended Offer or the Merger, the parties will each use their reasonable best efforts to permit the transactions contemplated by the Merger Agreement to be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such takeover statute on the Amended Offer or the Merger.

         Operating Covenants. The Company agreed that until the Merger it would not take various actions without the consent of the Purchaser, including:

         - conduct its business in any manner other than in the ordinary course of business consistent with past practice;

         - amend or propose to amend its certificate of incorporation or by-laws;

         - authorize, issue, grant, sell, pledge, redeem or acquire for value any of its securities, including options, warrants, commitments, stock appreciation rights, subscriptions, rights to purchase or otherwise, subject to certain exceptions;

         - declare or pay dividends or other distributions or effect any changes to the Company's capital structure;

         - take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including tax accounting policies and procedures);

         - take any action that would, or could reasonably be expected to result in, any of its representations and warranties set forth in the Merger Agreement being untrue or in any of the conditions to the Merger not being satisfied; or

         - authorize any of, or commit or agree to take any of, the foregoing actions.

         Indemnification; Directors' and Officers' Insurance. The parties have agreed that from and after the effective time, the certificate of incorporation and the bylaws of the surviving corporation will contain provisions with respect to indemnification and exculpation from liability that are no less favorable than those provisions set forth in the Company's certificate of incorporation and bylaws on the date of the Merger Agreement. The parties have also agreed not to amend, repeal or otherwise modify these provisions for a period of six years from the effective time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the effective time were directors, officers, employees or agents of the Company, unless such amendment, repeal or modification is required by law. The parties have also agreed not to cancel the Company's directors' and officers' liability insurance policy for a period of six years immediately following the effective time, provided that the surviving corporation will not be obligated to pay premiums for such insurance in any year in an amount greater than 200% of the aggregate premiums currently paid by the Company and its subsidiaries. In the event that the surviving corporation consolidates or merges with another person or transfers its assets to another person, it must make proper provisions to assure that these obligations are assumed.

         Conditions to Consummation of the Merger. The obligation of each party to effect the Merger is subject to the satisfaction of each of the following conditions, unless waived in writing by the parties:

         - in addition to the stockholder approval required under Delaware law, the holders of a majority of the Shares outstanding as of the date of the Merger Agreement (excluding any Shares owned by the members of the Buyout Group) must have either (i) validly tendered and not withdrawn the Shares pursuant to the Amended Offer or (ii) if submitted to stockholders for their approval, voted in favor of the Merger;

         - no governmental entity or state or federal court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which materially restricts, prevents prohibits consummation of the Merger or the other transactions contemplated by the Merger Agreement;

         - the Purchaser shall have purchased Shares pursuant to the Amended Offer; and

         - the Company shall have obtained certain required consents from lenders and unaffiliated warrant holders, except where the failure to obtain those consents would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole. Additional consents may be identified as the parties attempt to satisfy the condition to the Merger and there is no guarantee that any consents will be obtained.

         In addition, the obligations of the Purchaser to consummate the Merger are subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:

         - on the closing date of the Merger, the number of stockholder who have properly demanded appraisal must not exceed 5% of the then outstanding Shares;

         - the Board of Directors of the Company and the Special Transaction Committee must not have withheld or withdrawn and shall not have modified or amended in a manner adverse to the Purchaser, the approval, adoption or recommendation of the Merger or the Merger Agreement; and

         - the settlement of the pending shareholder litigation (the "Shareholder Litigation") described in Section 14 of this Amended and Restated Offer to Purchase must have received final court approval and been dismissed with prejudice.

         Termination. Subject to certain limitations, the Merger Agreement and the transactions contemplated by it may, at any time prior to the effective time, be terminated, whether before or after stockholder approval of the Merger:

         - by the mutual consent of the Company (acting through the Special Transaction Committee) and the Purchaser;

         - by the Purchaser if there has been a material breach in the context of the transaction of any covenant or agreement made by the Company in the Merger Agreement, and the breach is not curable or, if curable, is not cured within 15 days after written notice is given by the Purchaser, Mr. Garcia or Mr. Sullivan to the Company;

         - by the Company if there has been a material breach in the context of the transaction of any covenant or agreement made by the Purchaser, Mr. Garcia or Mr. Sullivan in the Merger Agreement, and the breach is not curable or, if curable, is not cured within 15 days after written notice is given by the Company to Mr. Garcia;

         - by either the Purchaser or the Company, if any permanent injunction, order, decree, ruling or other action by any governmental entity preventing the consummation of the Merger has become final and nonappealable;

         - by either the Purchaser or the Company, if the Merger is not consummated before June 30, 2002, unless the failure to consummate the Merger resulted from the failure of the terminating party to fulfill its obligations under the Merger Agreement;

         -        by the Purchaser if:

                  - the Board of Directors of the Company (acting through the Special Transaction Committee) withdraws, modifies or changes its recommendation so that it is not in favor of the Merger Agreement or the Merger or resolves to do any of the foregoing; or

                  - by June 30, 2002, either the stockholder approval of the Merger required by Delaware law has not been obtained or the condition relating to the tender or favorable vote by the minority stockholders has not been satisfied; or

         - by the Company or the Purchaser, if the Purchaser terminates the Amended Offer without purchasing any Shares.

         Fees and Expenses. Costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be borne by the party who incurred them. However, all costs and expenses associated with the printing and mailing of the proxy statement relating to the submission of the Merger for stockholder approval will be borne by the Company.

         Amendment. The Merger Agreement may be amended by the parties at any time prior to the effective time, whether before or after stockholder approval of the merger, provided that no amendment may be made without the approval of the Company's stockholders after the Merger has been approved if, under applicable law, stockholder approval would be required for such amendment. Any amendment of the Merger Agreement on behalf of the Company must be approved by the Special Transaction Committee.

         Extension and Waiver. At any time prior to the effective time, either the Company (acting through the Special Transaction Committee) or Mr. Garcia (acting as representative of the Buyout Group) may

         - extend the time for the performance of any of the obligations or other acts of the other party;

         - waive any inaccuracies in the representations and warranties of the other party; and

         - waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement.

SECTION 7. CERTAIN CONDITIONS OF THE AMENDED OFFER.

         Pursuant to the Merger Agreement, the conditions of the Amended Offer are amended and restated in their entirety as follows:

         Notwithstanding any other provision of the Amended Offer, the Purchaser will not be required to accept for payment or pay for any Share, may postpone (in accordance with the Merger Agreement) the acceptance for payment of or pay for tendered Shares, and may (subject to the Merger Agreement) terminate or amend the Amended Offer as to any Shares not then accepted for payment if on or after December 10, 2001, and at or prior to the Expiration Date, any of the following events shall occur:

         (a) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any Governmental Entity on, or any other event that could reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions, (iv) in the case of any of the foregoing existing at the time of the commencement of the Amended Offer, a material acceleration or worsening thereof;

         (b) the Company shall have breached or failed to perform in any respect material in the context of the transaction any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by the Company, or any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate or incomplete when made or, except for those representations or warranties that address matters only as of a particular date, thereafter shall become inaccurate or incomplete and except for the failure of any such representations and warranties to be complete and accurate that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or prevent or materially delay the transactions contemplated by the Merger Agreement or impair the ability of the Buyout Group, the Company or any of their respective affiliates, following consummation of the Amended Offer or the Merger, to vote the Shares purchased by them on an equal basis with all other Shares on all matters presented to the stockholders of the Company to conduct any business or operations material to the Company in any jurisdiction where they are now being conducted;

         (c) except in connection with the Shareholder Litigation, there shall be instituted or pending any action, litigation, proceeding, investigation or other application (hereinafter, an "Action") before any court or other Governmental Entity by any Governmental Entity: (i) challenging the acquisition by Mr. Garcia or the Purchaser of Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the Amended Offer or the Merger, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Amended Offer or the Merger; (ii) seeking to prohibit, or impose any material limitations on, Mr. Garcia's or the Purchaser's ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries), or to compel Mr. Garcia or the Purchaser to dispose of or hold separate all or any portion of Mr. Garcia's or the Purchaser's or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Amended Offer or the Merger; (iii) seeking to make the acceptance for payment, or payment for, some or all of the Shares illegal or render the Purchaser unable to, or result in a material delay in, or restrict, the ability of the Purchaser to, accept for payment, purchase or pay for some or all of the Shares; (iv) seeking to impose material limitations on the ability of the Buyout Group effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders; or (v) that, in any event, is reasonably likely to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or materially adversely affect the value of the Shares to the Buyout Group or the benefits expected to be derived by the Buyout Group as a result of consummation of the transactions contemplated by the Amended Offer and the Merger;

         (d) except in connection with the Shareholder Litigation, any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed or become applicable to the Amended Offer or the Merger, or any Action shall be instituted or pending brought by any person not on behalf of a Governmental Entity (as defined in the Merger Agreement) or other action shall have been taken by any court or other Governmental Entity, that has a reasonable possibility of success and would reasonably be expected to, directly or indirectly, result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (v) of paragraph (c) above;

         (e) any change or development (other than in connection with the Shareholder Litigation) shall have occurred or first become known to the members of the Buyout Group after the date of the Merger Agreement and be continuing that has had, or is reasonably likely to have, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole;

         (g) the Board of Directors of the Company (or the Special Transaction Committee) shall have amended, modified or withdrawn in a manner adverse to Mr. Garcia or the Purchaser its recommendation of the Amended Offer, or the approval of the Merger Agreement or the Merger, or shall have endorsed, approved or recommended any other proposal to acquire the Company, or shall have resolved to do any of the foregoing; or

         (h) the Merger Agreement shall have been terminated by the Company or Mr. Garcia or the Purchaser in accordance with its terms or Mr. Garcia or the Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Amended Offer or delay in payment for the Shares;

which, in the reasonable judgment of Mr. Garcia and the Purchaser with respect to each and every matter referred to above makes it inadvisable to proceed with the Amended Offer and/or with such acceptance for payment of or payment for Shares.

         The foregoing conditions are for the sole benefit of Mr. Garcia and the Purchaser and may be asserted by Mr. Garcia or the Purchaser regardless of the circumstances (including any action or inaction by Mr. Garcia or the Purchaser) giving rise to such condition or may be waived by Mr. Garcia or the Purchaser, by express and specific action to that effect, in whole or in part at any time and from time to time (provided that no individual condition may be reasserted after it has been waived, and provided further that no condition may be waived after the Expiration Date) in their sole discretion and subject to the terms of the Merger Agreement. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding the fact that the Purchaser reserves the right to assert the occurrence of a condition following acceptance for payment but prior to payment in order to delay payment or cancel its obligation to pay for properly tendered Shares, the Purchaser will either promptly pay for such Shares or promptly return such Shares. In the event that the Amended Offer is terminated pursuant to the foregoing provisions, all tendered Shares not previously accepted for payment shall be returned to the tendering stockholder.

SECTION 8. SOURCE AND AMOUNT OF FUNDS.

         The total anticipated amount of funds required to complete this Offer (assuming all outstanding Shares subject to this Offer are acquired) is approximately $17,170,000, which includes approximately $17,000,000 to purchase all outstanding Shares subject to this Offer plus approximately $170,000 for expenses related to administering the Offer.

         The Purchaser will finance the amount required to complete this Offer through funds contributed by UDC Holdings. UDC Holdings will fund such contribution through a loan from Verde. The loan amount will include funds necessary to acquire Shares in the Offer and subsequent Merger, if necessary. The principal amount of the loan is approximately $17 million.

         The material terms of the loan are as follows:

         -        The interest rate is 13.5% per annum.

        - Interest is payable monthly. Installments of principal will be paid in the amount and upon any dividends paid by the Company.

        - The loan will mature in eight years and all accrued and unpaid interest and principal will be due and payable at such time.

        -   The loan will not be assumed by the Company.

         Mr. Garcia will fund the necessary amounts of the loan to the Purchaser with an $8 million loan he has obtained with Bank One Arizona, N.A. and Mr. Garcia's available cash. It is expected that the loan to the Purchaser will be repaid through the operations of the surviving corporation.

         On October 9, 2001, Mr. Garcia and Verde obtained an $8 million financing commitment from Bank One Arizona, N.A. The loan proceeds may be used to acquire Common Stock of the Company. The loan is an $8 million term loan facility and is for a term of five years. The term loan will be advanced over a one-year period. The term loan accrues interest at a variable rate of prime plus 1.0% and requires monthly payments of principal and interest sufficient to fully amortize the loan during the five year term. The line of credit and term loan will be secured by all of the Shares of Common Stock of the Company held, or hereafter acquired, by Mr. Garcia and/or Verde, certain real estate owned by Verde and certain other marketable secures owned by Verde. A copy of the loan agreement is incorporated herein by reference.

         The Buyout Group does not have any alternative financing arrangements or alternative financing plans with respect to the financing described above.

         The following is an estimate of various expenses associated with the
Offer:

         Filing                    $     25,000
         Accounting                $         -0-
         Legal                     $     75,000
         Printing                  $     70,000

         The Company is not responsible for payment of the expenses listed above.

SECTION 9.   CERTAIN INFORMATION ABOUT THE COMPANY.

         The principal offices of the Company are located at 4020 East Indian School Road, Phoenix, Arizona 85018. The Company's telephone number is (602) 852-6600.

         Based on information provided by the Company, the Company has 12,273,749 Shares of Common Stock, $.001 par value per share, issued and outstanding.

         The Common Stock is traded on the Nasdaq National Market under the symbol "UGLY". The closing price for Shares of Common Stock was ____ per share on December ___, 2001, the last full trading day before the printing of these materials. The high and low closing sales prices of the Common Stock, as reported by Nasdaq, for each quarter during the last two years are as follows:

                               COMMON STOCK PRICE

                                                                           MARKET PRICE
                                                                           ------------
                                                                        HIGH            LOW
                                                                        ----            ---
FISCAL YEAR 1999:
Fourth Quarter...............................................          $ 8.88          $ 6.81
FISCAL YEAR 2000:
First Quarter................................................          $ 8.50          $ 6.69
Second Quarter...............................................          $ 8.13          $ 6.84
Third Quarter................................................          $ 7.50          $ 5.81
Fourth Quarter...............................................          $ 5.88          $ 3.94
FISCAL YEAR 2001:
First Quarter................................................          $ 4.81          $ 3.38
Second Quarter...............................................          $ 4.90          $ 3.19
Third Quarter................................................          $ 4.50          $ 2.70
Fourth Quarter (through December 7, 2001)                              $ 3.02          $ 2.00

         The Company has not paid any dividends in respect of its Common Stock during the last two years.

         The Company's financial information is incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000, which was filed with the Commission on April 17, 2001, and the Company's most recent Quarterly Report on Form 10-Q for the period ended September 30, 2001, which was filed with the Commission on November 14, 2001, both reports being filed under Commission No. 000-20841.

         The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

         According to the Company, the ratio of earnings to fixed charges as of December 31, 1999, and December 31, 2000, was 3.14 and 2.89, respectively. The ratio of earnings to fixed charges as of June 30, 2000, and June 30, 2001, was
5.02 and 2.16, respectively. According to the Company, the book value per share of the Common Stock as of September 30, 2001, was $12.35.

         For more summary financial information about the Company, see Appendix A of this Amended and Restated Offer to Purchase. The Purchaser does not believe that the financial statements of the Purchaser are material because the Offer
(1) is for cash, (2) is not subject to any financing condition, and (3) is for all of the outstanding Shares of the Common Stock of the Company not owned by the Buyout Group.

SECTION 10. CERTAIN TRANSACTIONS WITH AFFILIATES; INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS.

         Transactions. In December 1999, Cygnet Capital Corporation, an entity formed by Mr. Garcia, purchased from the Company, Cygnet Dealer Finance, Inc. and its subsidiaries for an amount equal to the net book value of Cygnet Dealer Finance, Inc., approximately $38 million. The purchase price was paid through the assumption by Cygnet Capital Corporation of $8 million of outstanding debt owed by the Company to Verde, a $12 million, ten-year promissory note from Cygnet Capital Corporation to the Company that is guaranteed by Verde, and the remainder in cash.

         The Company also received warrants to acquire up to 50% of Cygnet Capital Corporation for $1.00, exercisable beginning two years from close through five years after the note is paid in full. The warrants would be forfeited in the event that the $12 million note is repaid in full within one year. The percentage of Cygnet Capital Corporation purchasable under the warrants would be reduced to 25% if the note were reduced to $4 million within two years and to 10% if the warrants were paid in full within two years. As of the date hereof, the full $12 million note is still outstanding.

         Significant Corporate Events.

         (A) In December 1999, Verde purchased from an unrelated third party, 17 properties leased to and occupied by the Company for approximately $24.6 million. Verde holds these properties and continues to lease the properties to the Company. The leases contain annual increases in monthly rent in accordance with increases in the Consumer Price Index. In November 2000, Verde purchased a certain property located in Phoenix, Arizona, for approximately $2.25 million, and simultaneously leased the property to the Company pursuant, to among other terms, the following: 20 year term which expires December 31, 2020; rent payable monthly with 5% annual rent adjustments; triple net lease; and four five-year options to renew. The Company renovated the property and now occupies the property as the Company's headquarters. The total amount paid to Verde under these leases in 2000 was $3,271,089. Although the Company originally had the right to repurchase these properties from Verde at its cost, the Company relinquished this right as part of the consideration for the $7 million loan described under the heading "Certain Related Transactions Involving the Common Stock of the Company" above.

         (B) In April 2000, Mr. Garcia and Verde Reinsurance participated in an exchange offer conducted by the Company wherein Mr. Garcia and his affiliates exchanged approximately 300,000 Shares of Common Stock of the Company for approximately $3.3 million of 11% subordinated debt issued by the Company due April 2007.

         Negotiations or Contacts.

         (1) With respect to the transaction discussed in (A) above, an unaffiliated third party contacted Mr. Garcia regarding the sale of certain properties. Mr. Garcia informed the Company regarding the opportunity to purchase such properties. The Board of Directors of the Company decided not to purchase the properties for various reasons, including the lack of available funds. Mr. Garcia then had discussions with the Company regarding the purchase of the properties by an entity he beneficially owned. Mr. Garcia received the approval of the Board of Directors of the Company to purchase the properties, subject to the condition that Mr. Garcia give the Company the option to purchase such properties at the purchase price that Mr. Garcia paid (the Company relinquished this right as part of the consideration for the $7 million loan described under the heading "Certain Related Transactions Involving the Common Stock of the Company" above). Mr. Garcia abstained from the vote by the Board of Directors of the Company regarding the approval of this transaction.

         (2) With respect to the transaction discussed in (B) above, the Company offered the stockholders of the Company subordinated debt in exchange for a certain number of Shares of Common Stock. Mr. Garcia made a commitment to the Company to exchange a minimum number of his Shares for the subordinated debt issued by the Company. Mr. Garcia and Verde Reinsurance participated in the exchange offer by completing certain materials that were delivered to them in connection with the exchange offer and surrendering their respective certificates.

         Agreements Involving the Subject Company's Securities.

         Mr. Garcia, the Purchaser, or another entity beneficially owned by him, has entered into the following agreements that involve the Company's securities. These agreements are incorporated by reference herein.

         (1) Stock Purchase Agreement, dated January 9, 2001, by and among Harris Associates, L.P., Ernest C. Garcia II and Cygnet Capital Corporation.

         (2) Stock Purchase Agreement, dated January 9, 2001, by and among Harris Associates, L.P., Ernest C. Garcia II and Cygnet Capital Corporation.

         (3) Loan Agreement, dated January 11, 2001, by and between Ugly Duckling Corporation and Verde Investments, Inc.

         (4) Form of Warrant Agreement, dated July 25, 2001, by and between Ugly Duckling Corporation and Verde Investments, Inc.

         (5) Stock Pledge Agreement, dated November 28, 2000, by and among Ernest C. Garcia II, Joanne E. Garcia, Arbco Associates, L.P. and Kayne Anderson Capital Income Partners, L.P.

         (6) Non-Qualified Stock Option Agreement, dated March 2, 1999, between Ernest C. Garcia II and Ugly Duckling Corporation.

         (7) Letter Agreement, dated March 15, 2001, by and among Cygnet Capital Corporation, Arbco Associates, L.P. and Kayne Anderson Non-Traditional Investments, L.P.

         (8) Stock Pledge Agreement, dated March 15, 2001, by and among Ernest C. Garcia II, Elizabeth Joanne Garcia, Arbco Associates, L.P. and Kayne Anderson Non-Traditional Investments, L.P.

         (9) Business Loan Agreement, dated October 9, 2001, by and among Ernest C. Garcia II, Elizabeth Joanne Garcia, Verde Investments, Inc. and Bank One, Arizona, N.A.

         (10) Non-Qualified Stock Option Agreement between Gregory B. Sullivan and Ugly Duckling Corporation.

         Mr. Garcia's Involvement in Certain Legal Proceedings. Prior to 1992, when he founded the Company, Mr. Garcia was involved in various real estate, securities, and banking ventures. Arising out of two transactions in 1997 between Lincoln Savings and Loan Association ("Lincoln") and entities controlled by Mr. Garcia, the Resolution Trust Corporation, which ultimately took over Lincoln, asserted that Lincoln improperly accounted for the transactions and that Mr. Garcia's participation in the transactions facilitated the improper accounting. Facing severe financial pressures, Mr. Garcia agreed to plead guilty to one count of bank fraud, but in light of his cooperation with authorities both before and after he was charged, was sentenced to only three years probation, which has expired, was fined $50 (the minimum fine the court could assess), and during the period of his probation, which ended in 1996, was banned from becoming an officer, director or employee of any federally-insured financial institution or a securities firm without governmental approval. In separate actions arising out this matter Mr. Garcia agreed not to violate the securities laws, and filed for bankruptcy both personally and with respect to certain entities he controlled. The bankruptcies were later discharged by 1993.

         See "Certain Relationships and Related Transactions" in the Proxy Statement relating to the Company's 2001 annual meeting of stockholders, as filed with the SEC on November 13, 2001.

SECTION 11.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

         Certain Federal Income Tax Consequences of the Offer. The following is a summary of certain United States federal income tax consequences of the Offer to holders whose Shares are purchased pursuant to the Offer or whose shares are exchanged for cash pursuant to the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, holders who hold Shares as part of a hedging, "straddle," conversion or other integrated transaction, holders who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, holders of restricted Shares received as compensation, or holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address any aspect of state, local or foreign taxation or estate and gift taxation.

         The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws. The following summary assumes that (i) the Company is not a "collapsible corporation" within the meaning of
Section 341(b)(1) of the Code, and (ii) the Shares do not constitute "qualified small business stock" within the meaning of Section 1202(c) of the Code.

         The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. As a taxable transaction, for United States federal income tax purposes, a holder of Shares generally will recognize gain or loss equal to the difference between the amount of cash received therefor and the holder's adjusted tax basis in the Shares sold pursuant to the Offer. Gain or loss generally is determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. If the Shares exchanged constitute capital assets in the hands of the holder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the holding period for the Shares exceeds one year. If the holding period for the Shares is one year or less, capital gains recognized by an individual will be treated as short term capital gains, and will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of capital losses to offset other items of income or gain.

         Backup Withholding. Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 30.5% rate if payments are received in 2001 or a 30% rate if payments are received in 2002. Back-up withholding generally applies if a holder (i) fails to furnish its social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN,
(iii) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the holder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign holders if such foreign holders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each holder should consult such holder's own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption. All holders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and Computershare). Foreign holders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that holder's exempt status (such forms can be obtained from Computershare), in order to avoid backup withholding.

EACH HOLDER SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR REGARDING THE

SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE EFFECTS OF APPLICABLE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

SECTION 12.   TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

         No member of the Buyout Group has made any underwritten public offering of the Common Stock for cash during the past three years.

         During the last two years, each of Mr. Sullivan, UDC Holdings and the Purchaser has not purchased any Shares of the Company's Common Stock, but Mr. Garcia, or an entity beneficially owned by Mr. Garcia, has made the following purchases of Shares of the Company's Common Stock:

ERNEST C. GARCIA II:

             PURCHASE              NUMBER OF SHARES           PURCHASE PRICE
               DATE                   PURCHASED                 PER SHARE
               ----                   ---------                 ---------
              11/1/01                  360,000                   $   2.51
              11/8/01                  215,100                   $   2.51

VERDE INVESTMENTS, INC.:

              PURCHASE             NUMBER OF SHARES           PURCHASE PRICE
                DATE                  PURCHASED                 PER SHARE
                ----                  ---------                 ---------
              11/13/00                 360,000                   $   5.50
              11/14/00                  58,000                   $   5.50
              11/14/00                  85,500                   $   5.38

VERDE REINSURANCE CO. LTD.:

              PURCHASE             NUMBER OF SHARES           PURCHASE PRICE
                DATE                  PURCHASED                 PER SHARE
                ----                  ---------                 ---------
              11/15/00                 18,800                    $   5.50


CYGNET CAPITAL CORPORATION:

              PURCHASE             NUMBER OF SHARES           PURCHASE PRICE
                DATE                  PURCHASED                 PER SHARE
                ----                  ---------                 ---------
              2/28/01                    344,800                 $   3.375
              3/5/01                   1,500,000                 $   4.174697


         The average purchase price for all of the foregoing transactions effected during the quarter ended December 31, 2000 was $5.48. The average purchase price for all of the foregoing transactions effected during the quarter ended March 31, 2001 is $4.03. The average purchase price for all of the foregoing transactions effected to date during the quarter ending December 31, 2001 is $2.51.

         In May 2001, Cygnet Capital Corporation, Verde Reinsurance Co. Ltd. and Verde transferred all of the Shares of Common Stock respectively held by each entity to Mr. Garcia. As of November 14, 2001, Mr. Garcia beneficially owns an aggregate of 7,482,200 Shares of Common Stock of the Company, which includes 40,000 Shares that Mr. Garcia has the right to acquire under presently exercisable stock options.

         No member of the Buyout Group has effected any transactions in the Shares during the sixty business days prior to the date hereof except as follows:

        - On November 1, 2001, Mr. Garcia acquired 360,000 Shares of Common Stock at $2.51 per Share in an open market transaction.

        - On November 8, 2001, Mr. Garcia acquired 215,100 Shares of Common Stock at $2.51 per Share in an open market transaction.

         The following table sets forth the holdings of Common Stock of the Company, as of November 14, 2001, of the Purchaser and Mr. Garcia:

     Name                    Number of Shares       Percentage of Outstanding
     ----                    ----------------       -------------------------
UDC Acquisition Corp.                  0                         0%
UDC Holdings Corp.                     0                         0%
Ernest C. Garcia II            8,982,200(1)                   65.2%
Gregory B. Sullivan              450,800(2)                    3.7%

SECTION 13.   FEES AND EXPENSES.

         Except as described below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than Computershare or the Information Agent). The Purchaser, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary handling and mailing expenses incurred in forwarding the Offer to their customers.

         The Purchaser has retained Computershare to act as the depositary in connection with the Offer. In addition, the Purchaser retained Morrow & Co., Inc. to act as Information Agent in connection with the Offer. The Information Agent may contact holders of the Shares by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Computershare each will receive reasonable and customary compensation for its services, will be reimbursed by the Purchaser for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.


----------

(1) Includes 40,000 shares that Mr. Garcia has the right to acquire under presently exercisable stock options and 1,500,000 shares underlying Warrants that Mr. Garcia has a right to receive pending approval of the stockholders of the Company.

(2) Includes 391,000 shares that Mr. Sullivan has the right to acquire under presently exercisable stock options.

         Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to Computershare.

         No broker, dealer, commercial bank or trust company has been authorized to act as the Purchaser's agent, or the agent of Computershare or the Information Agent, for purposes of the Offer. The Purchaser will pay or cause to be paid all share transfer taxes, if any, on our purchase of Shares except as otherwise provided in this Amended and Restated Offer to Purchase.

SECTION 14.   CERTAIN LEGAL MATTERS.

         General. Except as set forth in this Section 14, the Purchaser is not aware of any approval or other action by any federal, state or foreign governmental, administrative or regulatory agency, that would be required or desirable for our acquisition or ownership of Shares as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser currently contemplates that such approval or other action will be sought. While the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the business of the Company or the Purchaser, or that certain parts of the business of the Company or the Purchaser might not have to be disposed of or other substantial conditions complied with if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered pursuant to the offer. See Section 7 of this Amended and Restated Offer to Purchase.

         The Purchaser has not attempted to comply with any state takeover statute or regulation in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Amended and Restated Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 7.

         At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or any of its subsidiaries or the Purchaser or its affiliates. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

         Shareholder Actions. On March 20, 2001, a shareholder derivative complaint was filed, purportedly on behalf of the Company, in the Court of Chancery for the State of Delaware in

New Castle County, captioned Berger v. Garcia, et al., No. 18746NC. The complaint alleges that the Company's current directors breached fiduciary duties owed to the Company in connection with certain transactions between the Company and Mr. Garcia and various entities controlled by Mr. Garcia. The complaint was amended on April 17, 2001, to add a second cause of action, on behalf of all persons who own Common Stock and their successors in interest. The amended complaint alleges that the Company's current directors breached fiduciary duties in connection with the proposed acquisition by Mr. Garcia of all of the outstanding Common Stock not owned by him. The negotiations with the complaining stockholder's counsel involved proposals for changes in the terms of the merger consideration offered by Mr. Garcia. The negotiations involved changes in the terms of the bonds that would be issued to the stockholders in connection with the merger. No agreement was ever reached with the counsel on such terms. The original cause of action seeks to void all transactions deemed to have been approved in breach of fiduciary duty and recovery by the Company of alleged compensatory damages sustained as a result of the transactions. The second cause of action seeks to enjoin the Company from proceeding with certain transactions with Mr. Garcia, or, in the alternative, award compensatory damages to the class.

         Following Mr. Garcia's offer in April 2001 to purchase all of the outstanding Common Stock not beneficially owned by him, five additional and separate purported shareholder class action complaints were filed between April 17 and April 25, 2001 in the Court of Chancery for the State of Delaware in New Castle County. They are captioned Turberg v. Ugly Duckling Corp., et al., No. 18828NC, Brecher v. Ugly Duckling Corp., et al., No. 18829NC, Suprina v. Ugly Duckling Corporation, et al., No. 18830NC, Benton v. Ugly Duckling Corp., et al., No. 18838NC, and Don Hankey Living Trust v. Ugly Duckling Corporation, et al., No. 18843NC. Each complaint alleges that the Company, and the Company's directors, breached fiduciary duties in connection with the transactions entered into, or proposed by Mr. Garcia relating to his acquisition of all of the outstanding Common Stock not beneficially owned by him. The complaints seek to recover compensatory damages caused by the proposed transaction by Mr. Garcia and the alleged breach of fiduciary duties. All of these cases were consolidated in June 2001.

         On November 16, 2001, plaintiffs amended the complaint in the consolidated action (the "Amended Complaint"). The Amended Complaint realleged the derivative claims asserted in the original complaint. The Amended Complaint replaced the class claims directed at the previous merger proposal with class claims challenging the Offer. Specifically, it alleged that Mr. Garcia, as majority shareholder, breached his fiduciary duties to the Company's minority shareholders by attempting to eliminate their interests for unfair and inadequate consideration. The Amended Complaint further alleged that the director defendants breached their fiduciary duties by providing substantial assistance in this plan and scheme. The Amended Complaint sought to enjoin the Offer, void the transactions challenged in the derivative claims and recover compensatory damages on behalf of both the purported class and the Company.

         On November 27, 2001, Mr. Garcia and his legal advisors met with plaintiffs' counsel to discuss resolution of the consolidated action. The parties bargained at arm's length and, on November 29, 2001, after numerous discussions, reached an agreement in principle to settle the action, subject to certain conditions.

         On December 9, 2001, Mr. Garcia and the Company reached an agreement in principle with plaintiffs to settle all pending stockholder litigation in Delaware. The agreement was memorialized in a Memorandum of Understanding executed by counsel for the parties. The agreement is subject to the approval of the Delaware Court of Chancery. Under the agreement, Mr. Garcia and Mr. Sullivan agreed to enter into an agreement with the Company to amend the Offer to increase the Purchase Price to $3.53 followed by the Merger, and the defendants to the Amended Complaint agree not to oppose an application to the court for attorney fees by counsel to the plaintiffs that are not in excess of $1,050,000. The ultimate amount awarded will be subject to court approval but will not exceed $1,050,000. A copy of the memorandum of understanding between the plaintiffs and each of Mr. Garcia, the Company and the members of the Company's Board of Directors is filed as an exhibit to Amendment No. 4 to the Schedule TO filed by the Purchaser with the SEC on the date hereof. This summary discussion of the memorandum of understanding is qualified in its entirety by reference to the text of the memorandum of understanding.

SECTION 15.   ADDRESS; MISCELLANEOUS.

         Address. All executed copies of the Letter of Transmittal, Substitute Form W-9 and related materials for the Shares being tendered must be sent via mail or overnight courier service to the address set forth below. Manually signed facsimile copies of the Letter of Transmittal will not be accepted. The Letter of Transmittal, Substitute Form W-9 and related materials for the Shares being tendered should be sent or delivered by you or your broker, dealer, commercial bank, trust company or other nominee as follows:

By Mail, Hand Delivery or Overnight Mail/Express:

Computershare Trust Company, Inc.
12039 West Alameda Parkway, Suite Z-2
Lakewood, CO 80228
For Information Call:  (303) 984-4043

         Miscellaneous. The Offer is not being made to, nor will tenders be accepted from, stockholders residing in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Purchaser is not aware of any jurisdiction in which the Offer or tenders pursuant to the Offer would not be in compliance with the laws of that jurisdiction. The Purchaser reserve's the right to exclude stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Purchaser believes such exclusion is permissible under applicable laws and regulations, provided that the Purchaser makes a good faith effort to comply with any state law deemed applicable to the Offer.

         Neither the delivery of the Amended and Restated Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of the Buyout Group, the Company or any of their respective affiliates or subsidiaries since the date as of which information is furnished or the date of this Amended and Restated Offer to Purchase.

         The Purchaser has filed a Tender Offer Statement under sections 14(d)(1) and 13(e)(1) of the Exchange Act on Schedule TO, as amended and supplemented, with the Securities and

Exchange Commission which includes information relating to the Offer summarized herein. Copies of these statements may be obtained from the Purchaser by contacting Computershare in this Section 15 of this Amended and Restated Offer to Purchase or the Information Agent at its address and phone numbers set forth on the back of this Amended and Restated Offer to Purchase.

         You may read and copy reports, statements or other information that the Company, Mr. Garcia or the Purchaser files at the SEC's public reference rooms which are located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington D.C. 20549, and at the SEC's regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials are also available from the Public Reference Section of the SEC at 450 Fifth Street N.W., Washington D.C. 20549 at prescribed rates. Copies of such materials may also be accessed through the SEC's Internet site at www.sec.gov.

UDC Acquisition Corp.

November 26, 2001

                                   Appendix A
                                       to
                     Amended and Restated Offer to Purchase
    Summary Consolidated Financial Information for Ugly Duckling Corporation

                      (In thousands, except per share data)

                                                             Three Months Ended
                                                               September 30,                 Years Ended
                                                                (unaudited)                  December 31,
                                                                -----------                  ------------
                                                           2001           2000           2000           1999
                                                           ----           ----           ----           ----
Statement of Operations Data:
Total Revenues .....................................     $ 145,237      $ 158,072      $ 604,856      $ 465,954
     Sales of Used Cars ............................       110,237        126,636        483,282        389,908
     Interest Income ...............................        35,000         31,436        119,719         68,574
     Portfolio Interest Expense ....................        (7,489)        (7,318)       (26,698)       (14,597)
     Gain on Sale of Loans .........................            --             --             --             --
     Servicing and Other Income ....................            --             --          1,855          7,472
Cost of Used Cars Sold .............................        62,622         70,760        268,248        219,037
Provision for Credit Losses ........................        48,755         36,092        141,971        102,955
Income before Operating Expenses ...................        26,371         43,902        167,939        129,365
Total Operating Expenses ...........................        35,230         36,995        143,208        111,650
Income (loss) Before Other Interest Expense ........        (8,859)         6,907         24,731         17,715
Other Interest Expense .............................         2,695          2,360          9,463          3,028
Earnings (loss) before Income Taxes ................       (11,554)         4,547         15,268         14,687
Income taxes (Benefit) .............................        (4,737)         1,864          6,205          6,000
Earnings (loss) from Continuing Operations .........        (6,817)         2,683          9,063          8,687
Earnings from Discontinued Operations ..............            --             --             --            573
Extraordinary Item - Gain on Early Extinguishment of
Debt, net ..........................................            --             --             --             --
Net Earnings (loss) ................................        (6,817)         2,683          9,063          9,260
Diluted Net Earnings (loss) per Share ..............         (0.56)          0.21           0.67           0.60
Shares used in Computation .........................        12,276         12,747         13,627         15,329

                                        September 30,
                                         (unaudited)               December 31,
                                   --------------------      --------------------
                                      2001         2000         2000         1999
                                   -------      -------      -------      -------
Balance Sheet Data
Cash and Cash Equivalents ..       $   7384        6,555        8,805     $  3,683
Finance Receivables, Net ...        501,048      491,880      500,469      365,586
Inventory ..................         47,414       43,739       63,742       62,865
Total Assets ...............        657,740      618,483      652,121      536,711
Notes Payable Portfolio ....        386,512      362,255      406,551      275,774
Other Notes Payable ........         41,646       17,930       16,579       36,556
Subordinated Notes Payable .         32,600       36,148       34,522       28,611
Total Debt .................        460,758      416,333      457,652      340,941
Total Liabilities ..........        506,190      158,522      496,721      371,031
Total Stockholders' Equity .        151,550      166,831      155,400      165,680

                                   Appendix B
                                       to
                     Amended and Restated Offer to Purchase

Section 262 of the Delaware General Corporation Law - Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

HISTORY: 8 Del. C. 1953, Section 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, Section 24; 57 Del. Laws, c. 148, Sections 27-29; 59 Del. Laws, c.
106, Section 12; 60 Del. Laws, c. 371, Sections 3-12; 63 Del. Laws, c.
25, Section 14; 63 Del. Laws, c. 152, Sections 1, 2; 64 Del. Laws, c.
112, Sections 46-54; 66 Del. Laws, c. 136, Sections 30-32; 66 Del.
Laws, c. 352, Section 9; 67 Del. Laws, c. 376, Sections 19, 20; 68 Del. Laws,
c. 337, Sections 3, 4; 69 Del. Laws, c. 61, Section 10; 69 Del. Laws, c.
262, Sections 1-9; 70 Del. Laws, c. 79, Section 16; 70 Del. Laws, c.
186, Section 1; 70 Del. Laws, c. 299, Sections 2, 3; 70 Del. Laws, c.
349, Section 22; 71 Del. Laws, c. 120, Section 15; 71 Del. Laws, c.
339, Sections 49-52.

         Questions and requests for assistance may be directed to the Information Agent at its telephone numbers and location listed below. Additional copies of this offer to purchase, the letter of transmittal, the notice of guaranteed delivery or any other tender offer materials may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the offer.

                     The information agent for the offer is:
                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                           Call Collect (212) 754-8000
                 Banks and Brokerage Firms Call: (800) 654-2468
                    Stockholders Please Call: (800) 607-0088
                         E-mail: UGLY.INFO@morrowco.com